Exhibit 4.17

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii)would likely cause competitive harm to the Company if publicly disclosed.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is entered into as of March 31, 2025 (the “Effective Date”) by and between Apollomics Inc., a California corporation located at 989 E. Hillsdale Blvd., Suite 220, Foster City, California 94404, USA (“Apollomics”), and Launxp International Co., Ltd., a Samoa corporation located at Le Sanalele Complex, Gold-in Chambers, Vaea Street Apia, Samoa (“Launxp International”). Apollomics and Launxp International are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Apollomics is currently conducting research and development of vebreltinib (APL-101), a potent, oral active, highly selective c-Met inhibitor, with a particular focus on conducting a Phase 3 Clinical Trial;

Whereas, Launxp International is an Affiliate of Launxp Biomedical Co., a pharmaceutical company located at Rm. A214, 2F., No. 2, Sec. 2, Shengyi Rd., Zhubei City, Hsinchu County, 302058, Taiwan (“Launxp Taiwan”), with experience in developing and commercializing cancer therapies and other pharmaceutical products in Taiwan;

Whereas, as an Affiliate of Launxp International, Launxp Taiwan may perform Launxp International’s obligations, and exercise Launxp International’s rights, pursuant to Section 15.6; and

Whereas, Launxp International desires to obtain from Apollomics a co-exclusive license to Develop, and an exclusive license to Commercialize, the Licensed Products in the Launxp Territory (with each capitalized term as respectively defined below), and Apollomics is willing to grant such license to Launxp International, all under the terms and conditions hereof.

Now, therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1

Definitions
1.1
“Accounting Standards” means International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), as consistently applied.
1.2
“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.3
“Adverse Risk” means any risk of a material adverse effect on the Development, procurement or maintenance of Regulatory Approval, Manufacture or Commercialization of Licensed Products.
1.4
“Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party for so long as such control exists. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.
1.5
“Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, to the extent applicable, the Corruption of Foreign Public Officials Act (CFPOA), the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.
1.6
“API” means active pharmaceutical ingredient.
1.7
“Apollomics Licensed Know-How” means any and all Information (including Data and Regulatory Materials) that: (a)(i) is Controlled by Apollomics or its Affiliates as of the Effective Date; or (ii) becomes Controlled by Apollomics or its Affiliates during the Term; and (b) is necessary to practice the Apollomics Licensed Patents in the Field in the Launxp Territory. For the avoidance of doubt, the Apollomics Licensed Know-How does not include any Data, Information, or results that are necessary to Manufacture, have Manufactured, or use the Licensed Compound or any Licensed Products (other than for clinical development authorized under Sections 2.1(a), 2.1(b) and 2.1(c)).
1.8
“Apollomics Licensed Patents” means: (a) any and all Patents that: (i)(A) are Controlled by Apollomics or its Affiliates as of the Effective Date; or (B) become Controlled by Apollomics or its Affiliates during the Term; and (ii) are necessary for the Development or Commercialization of the Licensed Products in the Field in the Launxp Territory; and (b) Apollomics’s interest in any Joint Patents. For the avoidance of doubt, the Apollomics Licensed Patents do not include any patents or patent applications that are necessary to Manufacture, have Manufactured, or use the Licensed Compound or any Licensed Products (other than for clinical development authorized under Sections 2.1(a), 2.1(b) and 2.1(c)), nor do the Apollomics Licensed Patents include JP2021-572340 or its corresponding patents in other countries in the Launxp Territory.
1.9
“Apollomics Technology” means the Apollomics Licensed Know-How and Apollomics Licensed Patents.
1.10
“Apollomics Territory” means the world except for the Launxp Territory.

1.11
“Asia” means the countries listed on Exhibit A.
1.12
“Business Day” means a day other than Saturday, Sunday or any day that banks in Taiwan or California, are required or permitted to be closed.
1.13
“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.
1.14
“Calendar Year” means each successive period of twelve (12) consecutive calendar months that starts on January 1 and ends on December 31.
1.15
“Change of Control” means with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an Affiliate of such Party); (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.
1.16
“Clinical Trial” means a clinical trial of the Licensed Compound or Licensed Product in humans, including without limitation any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or Pivotal Trial.
1.17
“CMC Information” means Information related to the chemistry, manufacturing and controls of the Licensed Products, as specified by the FDA, EMA and other applicable Regulatory Authorities.
1.18
“Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Licensed Products, including strategic marketing, sales force detailing, advertising, market Licensed Product support, all customer support, Licensed Product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture of Licensed Product. “Commercialize” and “Commercializing” shall have the correlative meanings.
1.19
“Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company in the pharmaceutical industry for the active and diligent commercialization of a similarly situated branded pharmaceutical product as the Licensed Product at a similar stage of commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors (but not taking in account any payment owed to Apollomics under this Agreement or any other pharmaceutical product that Launxp International is then researching, developing or commercializing, alone or with one or more collaborators). Without limiting the foregoing, such efforts shall include: (a) assigning responsibilities for activities for which such Party is responsible to specific employee(s) who are held accountable for the progress, monitoring and completion of such activities; (b) setting and seeking to reasonably achieve meaningful objectives for carrying out such activities; and (c) making and implementing reasonable decisions and allocating resources reasonably necessary or appropriate to advance progress with respect to and complete such objectives in an expeditious manner.
1.20
“Common Technical Document” or “CTD” means a set of specifications for application dossier adopted by the ICH for organizing applications of pharmaceuticals for human use to regulatory authorities.
1.21
“Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form. In addition, all Information disclosed by a Party or its Affiliates pursuant to the Mutual Non-Disclosure Agreement between the Parties dated November 20, 2024 (the “Confidentiality Agreement”) shall be deemed to be Confidential Information of such Party disclosed hereunder; provided, however, that any use or disclosure of any such Information that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement. For clarity, Apollomics Licensed Know-How shall be deemed Confidential Information of Apollomics.
1.22
“Control” means, with respect to any material, Information, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under, such material, Information, Patent, or intellectual property right without violating the terms of any existing agreement or other arrangement with any Third Party; provided that, with respect to any material, Information, Patent or other intellectual property right obtained by Apollomics after the Effective Date from a Third Party, Apollomics shall be deemed to Control such material, Information, Patent or other intellectual property right only if it possesses the right to grant such license, sublicense, or other right thereto without being obligated to pay any royalties or other consideration therefor, unless Launxp International agrees in advance of any grant of rights thereto to pay such royalties or other consideration and to assume all obligations attendant to such license.
1.23
“Co-Exclusive” with respect to a license granted by Apollomics hereunder, means that: (a) the rights subject to such license shall be granted by Apollomics only to Launxp International and not to any Third Party, and (b) such rights described in the foregoing clause (a), and any rights retained by Apollomics to the Apollomics Technology, shall be retained and exercisable only by Apollomics; provided that, notwithstanding the foregoing, Apollomics may grant a license to Apollomics Partner(s) in accordance with Section 2.2.
1.24
“Cover” means, with respect to a Patent and a Licensed Product, that the Manufacture, use, offer for sale, sale or import of such Licensed Product by an unlicensed Third Party would infringe a Valid Claim in such Patent; provided, however, that in determining whether a claim of a pending Patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted. “Covered” and “Covering” shall have the correlative meanings.

1.25
“CTA” means a Clinical Trial Application which provides comprehensive information about the investigational medicinal product(s) and planned trial, enabling Regulatory Authorities to assess the acceptability of conducting the applicable study.
1.26
“Data” means all data, CMC Information, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective Sublicensees (in the case of Launxp International) or licensees, including Apollomics Partners (in the case of Apollomics), pursuant to activities conducted under this Agreement. For clarity, Data does not include any Inventions.
1.27
“Development” means all activities conducted after the Effective Date relating to preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to Licensed Products, and the reporting, preparation and submission of regulatory applications (including any CMC Information) for obtaining, registering and maintaining Regulatory Approval of Licensed Products, including without limitation: (a) all development activities conducted after receipt of Regulatory Approval that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining a Regulatory Approval; (b) any pharmacoeconomic studies relating to the indication for which the applicable Licensed Product is being developed; and (c) any investigator- or institution-sponsored studies; provided, however, “Development” shall exclude any activities relating to the Manufacture of Licensed Product. “Develop” and “Developing” shall have the correlative meanings.
1.28
“EGFRi” means small molecule inhibitors primarily targeting the epidermal growth factor receptor (EGFR), including, but not limited to, drugs that exert their effects by inhibiting the signaling activity of EGFR. “EGFR” refers to a transmembrane receptor tyrosine kinase involved in regulating cell growth, division, and survival. The mechanism of EGFR inhibitors also involves regulating downstream signaling pathways (such as PI3K/AKT/mTOR and RAS/RAF/MEK/ERK), thereby suppressing tumor proliferation, promoting cancer cell apoptosis, or enhancing sensitivity to chemotherapy and radiotherapy. This definition excludes monoclonal antibodies (mAbs), bispecific antibodies, antibody-drug conjugates, and any other non-small molecule therapies.
1.29
“EMA” means the European Medicines Agency or any successor entity.
1.30
“FDA” means the U.S. Food and Drug Administration or any successor entity.
1.31
“Field” means the treatment of non-small cell lung cancer (“NSCLC”), due to the gene mesenchymal epithelial transition amplification, by adapting the combination therapy comprised of the Licensed Product and EGFRi for purposes of Commercialization only.
1.32
“First Commercial Sale” means with respect to a Region, the first sale of a Licensed Product in such Region to a Third Party by or on behalf of Launxp International, its Affiliates or permitted Sublicensees after Regulatory Approval has been obtained in such Region.
1.33
“GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the Regulatory Authority applicable to the Launxp Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.34
“GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by NMPA or other Regulatory Authority applicable to the Launxp Territory, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.35
“GMP” means the good manufacturing practices required by the FDA and set forth in the FDCA or FDA regulations (including without limitation 21 CFR 210 and 211), policies, guidances or guidelines, or any applicable equivalent within a regulatory jurisdiction, including, without limitation, any applicable current good manufacturing practices requirements and pharmaceutical industry standards for the manufacture and testing of investigational pharmaceutical materials in force from time-to-time in the European Union (including, without limitation, Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice), the relevant national implementations of these rules and any relevant national and European Commission and Committee on Proprietary Medicinal Products guidance and, in particular, Annex 13 of the Guide to Good Manufacturing Practice entitled “Manufacture of investigational medicinal products”, as updated and amended from time-to-time, in each case in effect at any time during the term of this Agreement, for the manufacture, handling and testing of investigational pharmaceutical products; (b) the corresponding requirements of each applicable Regulatory Authority or other governmental authority, and (c) any other guidances, procedures, practices, arrangements, additions or clarifications, as the Parties may agree in writing from time-to-time.
1.36
“Government Official” means: (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including without limitation commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, or (c) any official or employee of any public international organization.
1.37
“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.38
“ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.39
“Indication” means a class of human disease or condition for which a separate MAA (including any extensions or supplements) is required to be filed with a Regulatory Authority. For clarity, if an MAA is approved for a Licensed Product in a particular Indication and patient population, a label expansion for such Licensed Product to include such Indication in a different patient population shall be considered a separate Indication.

1.40
“Information” means any Data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Information, stability data and other study data and procedures.
1.41
“Initiation” means, with respect to a Clinical Trial, the first dosing of the first patient in such Clinical Trial.
1.42
“Inventions” means any inventions and/or discoveries, including processes, manufacture, composition of matter, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective permitted Sublicensees (in the case of Launxp International) or licensees, including Apollomics Partners (in the case of Apollomics): (a) pursuant to activities conducted under this Agreement, or (b) in connection with the Development, Manufacture, and Commercialization of Licensed Product, in each case of (a) and (b), including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.
1.43
“Joint Patents” means any Patents that claim Joint Inventions.
1.44
“Launxp Patents” means any Patents that claim Launxp Inventions.
1.45
“Launxp Registrational Data” means Data generated from Pivotal Trials in the Launxp Territory undertaken and funded by Launxp that are of sufficient quality and clinical design including specificity to certain Indications to meet requirements for submission towards FDA or equivalent Regulatory Approval for specific Indications in the United States, United Kingdom and/or European Union.
1.46
“Launxp Territory” means, collectively, all countries in Asia, other than Mainland China, Hong Kong Special Administrative Region, and Macau Special Administrative Region (each a “Region”). For purposes of this Agreement, Launxp Territory includes the Republic of China (Taiwan).
1.47
“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign.
1.48
“Licensed Compound” means vebreltinib (APL-101), a potent, oral active, highly selective c-Met inhibitor that is in its current formulation and delivery method as of the Effective Date and as Controlled by Apollomics.
1.49
“Licensed Product” shall mean any pharmaceutical composition or preparation containing or comprising the Licensed Compound as an API in final finished form (as applicable).

1.50
“Mainland China” means, solely for purposes of this Agreement, the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan.
1.51
“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Licensed Product, including oversight and management of vendors therefor.
1.52
“Marketing Authorization Application” or “MAA” means a New Drug Application (“NDA”) or any other application to the appropriate Regulatory Authority for approval to market a Licensed Product, but excluding pricing approvals.
1.53
“Net Sales” means the gross amounts billed or invoiced by Launxp International, its Affiliates and their respective permitted Sublicensees for sales of Licensed Products to Third Parties, less the following deductions to the extent reasonable, customary, and actually allowed and taken with respect to such sales:
(a)
trade, cash or quantity discounts not already reflected in the amount invoiced, to the extent related to the gross amount billed or invoiced;
(b)
price reductions, rebates and administrative fees (including those paid or credited to pharmacy benefit managers, governmental authorities or otherwise) (provided that, such administrative fees shall not be in excess, in the aggregate of two percent (2%) of Net Sales with respect to any given Calendar Quarter);
(c)
shipping costs, including freight, insurance and other transportation charges or costs incurred in shipping of Licensed Products to Third Parties (provided that, such shipping costs shall not be in excess of two percent (2%) of Net Sales with respect to any given Calendar Quarter);
(d)
sales, use, excise, value-added or similar taxes, customs duties and other governmental fees, charges and surcharges imposed on the sale of Licensed Products;
(e)
amounts repaid or credited by reason of rejections, defects, recalls or returns;
(f)
amounts paid or credited for wholesaler chargebacks; and
(g)
any receivables that have been included in gross sales and are deemed to be uncollectible according to Accounting Standards (any such bad debt deductions shall be applied to Net Sales in the period in which such receivables are written off) (provided that, the amount of such receivables shall not be in excess of two percent (2%) of Net Sales with respect to any given Calendar Quarter).

Notwithstanding the foregoing, amounts received or invoiced by Launxp International, its Affiliates, or their respective permitted Sublicensees for the sale of Licensed Product among Launxp International, its Affiliates or their respective permitted Sublicensees shall not be included in the computation of Net Sales hereunder unless the purchasing entity is the end-user. For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when billed or invoiced. Net Sales shall be accounted for in accordance with standard Launxp International practices for operation by Launxp International, its Affiliates or their respective permitted Sublicensees, as practiced in the Launxp Territory, but in any event in accordance with Accounting Standards consistently applied in the Launxp Territory. For clarity, a particular item may only be deducted once in the calculation of Net Sales. Notwithstanding anything to the contrary in the foregoing, to the extent any amounts deducted pursuant to subsections (d) or (g) above are subsequently recovered by Launxp International, its Affiliates, or their respective permitted Sublicensees during the Term, such recovered amounts shall be deemed “Net Sales” for the subsequent Calendar Quarter; provided that, if no royalties are owed by Launxp International for such subsequent Calendar Quarter pursuant to Section 8.3, Launxp International shall promptly refund such recovered amounts to Apollomics.

The transfer of any Licensed Product to an Affiliate, Sublicensee, or other Third Party in connection with the research, development or testing of a Licensed Product (including, without limitation, the conduct of Clinical Trials agreed to by the JSC), will not, in any case, be considered a Net Sale of a Licensed Product under this Agreement.

With respect to any transfer of any Licensed Product in the Launxp Territory for any substantive consideration other than monetary consideration on arm’s length terms, for the purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in the Launxp Territory during the applicable reporting period (or if there were only de minimus cash sales in the Launxp Territory, at the fair market value as determined by comparable markets).

Launxp International, its Affiliates, and their respective permitted Sublicensees shall sell the Licensed Product as a single product for one price and will not sell the Licensed Product at a discount as a part of a bundle with other products (including without limitation EGFRi) or offer packaged arrangements to customers that include the Licensed Product, except with Apollomics’s prior written consent.

1.54
“Patents” means (a) pending patent applications, issued and/or granted patents, utility models and design patents or applications; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate, patent term additions, patent term extensions or the equivalent thereof.
1.55
“Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.
1.56
“Phase 1 Clinical Trial” means any human clinical trial of a Licensed Compound conducted mainly to evaluate the safety of chemical or biologic agents or other types of interventions (e.g., a new radiation therapy technique) that would satisfy the requirements of 21 C.F.R. § 312.21(a), or its substantial equivalence if such clinical trial is conducted outside the U.S.
1.57
“Phase 2 Clinical Trial” means any human clinical trial of a Licensed Compound conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular Indication or Indications that would satisfy the requirements of 21 CFR § 312.21(b), or its substantial equivalence if such clinical trial is conducted outside the U.S.
1.58
“Phase 3 Clinical Trial” means any human clinical trial of a Licensed Compound designed to: (i) establish that such Licensed Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (iii) support regulatory approval of such Licensed Product, that would satisfy the requirements of 21 CFR § 312.21(c), or its substantial equivalence if such clinical trial is conducted outside the U.S.
1.59
“Pivotal Trial” means: (a) a Phase 3 Clinical Trial; or (b) any other human clinical trial that the applicable Regulatory Authority has agreed, whether before Initiation of such clinical trial (e.g., pursuant to a special protocol assessment agreement with the FDA) or after first dosing of the first patient in such trial (e.g., based on an interim data analysis), is sufficient to form the primary basis of an efficacy claim in an application for Regulatory Approval, regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3,” “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context. If a human clinical trial does not constitute a Pivotal Trial at the time of Initiation, but is later determined by the applicable Regulatory Authority to be sufficient to form the primary basis of an efficacy claim in an application for Regulatory Approval, then, for purposes of this Agreement, such clinical trial shall be deemed a Pivotal Trial on the date of such determination by the applicable Regulatory Authority.
1.60
“Proper Conduct Practices” means, Launxp International, its Affiliates and permitted Sublicensees, and each of their Representatives not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any applicable Law, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (d) violating any provision of applicable Anti-Corruption Laws; (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the applicable Laws of any jurisdiction where it or any of its Affiliates conducts business or is registered; or, (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.
1.61
“Regulatory Approval” means any and all approvals (including marketing authorization approvals, supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the distribution, marketing, importation, exportation, use or commercial sale of a Licensed Product in a given country, Region, or regulatory jurisdiction.
1.62
“Regulatory Authority” means, in a particular country, Region or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country, Region or jurisdiction.
1.63
“Regulatory Exclusivity” means, with respect to a Licensed Product in a country or Region, any exclusive marketing right, data exclusivity right or other status conferred by any governmental authority with respect to such Licensed Product in such country or Region, other than a Patent.
1.64
“Regulatory Materials” means regulatory applications (including MAA), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize Licensed Products in a particular country, Region or jurisdiction.
1.65
“Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.
1.66
“SEC” means the U.S. Securities and Exchange Commission.
1.67
“SEC Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by Apollomics with the SEC, together with all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.
1.68
“Sublicense” means: (a) a direct or indirect sublicense under the license granted to Launxp International pursuant to Section 2.1(a); (b) the grant of any right to Develop or Commercialize any Licensed Product in the Field in the Launxp Territory; or (c) an option to obtain any of the foregoing; in each of (a), (b) and (c), excluding any sublicense granted to: (x) any Third Party wholesaler or distributor engaged for the sale of Licensed Product (even if such wholesaler or distributor is granted a right or license to sell Licensed Product) but only if such wholesaler or distributor does not make any royalty, milestone, profit share or other payment to Launxp International or its Affiliate based on such wholesaler’s or distributor’s sale of Licensed Product; or (y) any Third Party contract research organization or manufacturer providing services to Launxp International or its Affiliate (even if such contract research organization or manufacturer is granted a right or license to make Licensed Compound or Licensed Product).
1.69
“Sublicensee” means a Third Party that has received a Sublicense.
1.70
“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.71
“Upstream Licenses” means any and all agreements between Apollomics or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which Apollomics has: (a) in-licensed any Patent or Information owned or Controlled by such Third Party that are included as part of Apollomics Technology (to the extent necessary or useful for Launxp International’s Development and Commercialization of any Licensed Product in the Field in the Territory); or (b) agreed to provisions that would require Apollomics to make any payments (including royalties or revenue sharing) to any Third Party or to undertake or observe any restrictions or obligations with respect to the Development or Commercialization of Licensed Products. Exhibit B sets forth a list of all Upstream Licenses as of the Effective Date.
1.72
“Upstream Licensor” means a Third Party that is party to an Upstream License.
1.73
“U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.
1.74
“U.S.” or “USA” means the United States of America, including all possessions and territories thereof.
1.75
“Valid Claim” means a claim (including a process, use, or composition of matter claim) of: (a) an issued and unexpired patent that has not: (i) irretrievably lapsed or been revoked, dedicated to the public or disclaimed; or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal, or (b) a pending patent application that has been prosecuted in good faith pending for no more than five (5) years since its priority date and has not been abandoned or finally disallowed without the possibility of appeal.
1.76
Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Accused Party	9.5
Agreement	Preamble
Alliance Manager	3.1
Apollomics	Preamble
Apollomics Indemnitees	11.2
Apollomics Inventions	9.1(c)(i)
Apollomics Partner	2.2

Defined Terms	Section
Claims	11.1
Commercialization Plan	6.2
Confidentiality Agreement	1.21
Data Working Group	3.5(b)
Development Plan	4.2
Effective Date	Preamble
Enforcing Party	9.4(c)
Executive Officer	14.1
IFRS	1.1
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.4(a)
Infringement Action	9.5
Joint Inventions	9.1(c)(iii)
Joint Steering Committee	3.2(a)
Launxp International	Preamble
Launxp Indemnitees	11.1
Launxp Inventions	9.1(c)(ii)
Losses	11.1
NDA	1.51
Party	Preamble
Pharmacovigilance Agreement	5.8
Product Materials	4.7
Remedial Action	5.9
Royalty Term	8.3(b)
Step-In Rights	9.2(d)
Tax Withholding	8.8(b)
Term	13.1
VAT	8.8(c)
Working Group	3.5(a)

Article 2

License
2.1
License to Launxp International.
(a)
Development License Grant. Subject to the terms and conditions of this Agreement, Apollomics hereby grants, and agrees to cause its Affiliates to grant, Launxp International a Co-Exclusive, non-transferable, royalty-bearing, and non-Sublicensable (except pursuant to Section 2.1(e)) license, under the Apollomics Technology, solely to Develop the Licensed Product in the Field in the Launxp Territory.

(b)
Commercialization License Grant. Subject to the terms and conditions of this Agreement, Apollomics hereby grants, and agrees to cause its Affiliates to grant, Launxp International an exclusive, non-transferable, royalty-bearing, and non-Sublicensable (except pursuant to Section 2.1(e)) license, under the Apollomics Technology, solely to sell, offer for sale, import and otherwise Commercialize the Licensed Product in the Field in the Launxp Territory.
(c)
Monotherapy Clinical Trial License Grant. Subject to the terms and conditions of this Agreement, Apollomics hereby grants, and agrees to cause its Affiliates to grant, Launxp International a non-exclusive, non-transferable, royalty-free, and non-Sublicensable (except pursuant to Section 2.1(e)) license, under the Apollomics Technology, solely to conduct activities relating to monotherapy Clinical Trials with respect to the Licensed Product in the treatment of NSCLC, due to the gene mesenchymal epithelial transition amplification, in the Launxp Territory, solely to support the Development of the Licensed Product in the Field in the Launxp Territory.
(d)
Apollomics Retained Rights. Notwithstanding the rights granted to Launxp International in Sections 2.1(a), (b) and (c), Apollomics and its Affiliates shall retain the following:
(i)
the right to Manufacture or have Manufactured the Licensed Products anywhere in the world;
(ii)
the right to practice the Apollomics Technology within the scope of the license granted to Launxp International under Sections 2.1(a), (b) and (c) solely for the purpose of performing, or have performed by a Third Party contractor, Apollomics’s obligations under this Agreement;
(iii)
the right to Develop the Licensed Products outside the Field anywhere in the world (including in the Launxp Territory), provided that Apollomics shall use Commercially Reasonable Efforts to ensure such activities do not materially interfere with Launxp International’s Development efforts or Regulatory Approvals in the Field in the Launxp Territory, except where such interference arises from: (A) the conduct of global studies required for Regulatory Approval; or (B) necessary monotherapy studies by Apollomics or its Sublicensees, as permitted under Section 2.2(a); and
(iv)
the right to practice and license the Apollomics Technology outside the scope of the license granted to Launxp International under Sections 2.1(a), (b) and (c), provided that Apollomics shall use Commercially Reasonable Efforts to ensure such activities do not materially interfere with Launxp International’s Development efforts or Commercialization of Licensed Products in the Field in the Launxp Territory, except where such interference arises from: (A) the conduct of global studies required for Regulatory Approval; or (B) necessary monotherapy studies by Apollomics or its Sublicensees, as permitted under Section 2.2(a).
(e)
Sublicense Rights. Launxp International shall have the right to grant Sublicenses solely with Apollomics’s prior written consent (not to be unreasonably withheld, conditioned, or delayed). Launxp International shall, within thirty (30) days after granting any such sublicense, notify Apollomics of the grant of such sublicense and provide Apollomics with a true and complete copy of the sublicense agreement (each, a “Launxp Sublicense Agreement”).

Each Launxp Sublicense Agreement shall be consistent with the terms and conditions of this Agreement and each Upstream License, and Launxp International shall use commercially reasonable efforts to ensure compliance by its Sublicensees with the applicable terms of this Agreement and any Upstream License. Launxp International shall be responsible for all of its Sublicensees’ activities and any and all failures by its Sublicensees to comply with the applicable terms of this Agreement or any Upstream License, provided, however, that Launxp International shall not be responsible for any acts or omissions of its Sublicensees carried out in compliance with this Agreement, any Upstream License, or pursuant to written consents from Apollomics. Without limiting the foregoing, each Launxp Sublicense Agreement shall include the following additional terms and conditions:
(i)
the Sublicensee shall be bound by non-use and non-disclosure obligations no less stringent than those set forth in this Agreement;
(ii)
the Sublicensee shall not have any right to grant further sublicenses to the Apollomics Technology (excluding sublicenses to Third Party contractors, including distributors and wholesalers);
(iii)
the Sublicensee shall not have any right to prosecute or maintain or enforce any Apollomics Licensed Patents; and
(iv)
the Sublicensee shall assign or license to Launxp International all Data and Inventions generated by such Sublicensee, and shall grant Launxp International all of the rights necessary for Launxp International to fulfill its obligations under Article 9.
2.2
Apollomics Partner.
(a)
Apollomics has the right, in its sole discretion, to enter into one or more agreements with Third Parties and grant such Third Parties the right to Develop, Manufacture, and/or Commercialize Licensed Products either in one (1) or more countries in the Apollomics Territory, or [***] (each such Third Party, a “Apollomics Partner”); provided that: (i) Apollomics shall remain solely responsible for any Apollomics Partner’s activities and any failures by such Apollomics Partner(s) to comply with applicable terms of this Agreement; (ii) the grant of such rights to such Apollomics Partner shall not affect Apollomics’s obligations under the Agreement; (iii) Launxp International’s prior written consent shall be required if Apollomics plans to enter into one (1) or more agreements with Third Parties and grant such Third Parties the right to [***]; and (iv) Apollomics shall ensure that no agreement with an Apollomics Partner contains terms that materially conflict with Launxp International’s rights under this Agreement.
(b)
With prior written notice to Launxp International, Apollomics shall have the right (but not the obligation) to fulfill any of its obligations under this Agreement through Apollomics Partner(s). Apollomics shall have the right to disclose to Apollomics Partner(s) all Information solely regarding Licensed Products (which, for clarity, shall exclude any Information relating to any combination including one (1) or more Licensed Products with any API which is EGFRi), including all Regulatory Materials relating thereto, disclosed by Launxp International to Apollomics under this Agreement, for use by Apollomics Partner(s) in their Development, Manufacture and Commercialization of Licensed Products as a monotherapy or in combination with any API which is not EGFRi; provided, however, that: (i) all such Information disclosed to

Apollomics Partner(s) by Apollomics shall be deemed the Confidential Information of Launxp International; and (ii) any Apollomics Partner(s) that receive such information shall be obligated to abide by restrictions on disclosure and use substantially similar to the provisions set forth in Section 12.1.
2.3
Negative Covenant. Launxp International covenants that it will not, and will not permit any of its Affiliates or permitted Sublicensees to, use or practice any Apollomics Technology outside the scope of the license granted under Sections 2.1(a), 2.1(b) and 2.1(c). Launxp International shall not conduct any non-clinical or clinical studies with any new formulations or delivery method of Licensed Product, without the prior written consent of Apollomics.
2.4
No Implied Licenses; Excluded Rights.
(a)
Except as explicitly set forth in this Agreement, Apollomics shall not be deemed by estoppel or implication to have granted Launxp International any license or other right to any intellectual property of Apollomics.
(b)
Notwithstanding anything to the contrary in this Agreement, Apollomics does not grant to Launxp International any rights under this Agreement with respect to the Development or Commercialization of the Licensed Product: (i) alone as a monotherapy; or (ii) in combination with any other APIs (other than EGFRi).
2.5
Transfer of Apollomics Licensed Know-How. Apollomics shall provide Launxp International with complete and accurate copies of the Apollomics Licensed Know-How to the extent expressly provided for in Exhibit C and in accordance with the timeline specified therein. The JSC shall establish a reasonable process and schedule for the transfer of additional Apollomics Licensed Know-How as required for the filing of an MAA in the Launxp Territory and any other Apollomics Licensed Know-How that subsequently comes into existence and becomes Controlled by Apollomics or its Affiliates during the Term. Apollomics shall reasonably cooperate with Launxp International in providing Launxp International with copies of such Apollomics Licensed Know-How in accordance with the process and schedule agreed upon through the JSC.
2.6
Compliance with Upstream Licenses. All licenses and other rights granted to Launxp International under this Agreement are subject to the rights and obligations of Apollomics or its Affiliate under the Upstream Licenses. Without limiting the foregoing, Launxp International acknowledges that the rights that Apollomics is sublicensing under the Collaboration Agreement are being sublicensed on a non-exclusive basis (because Apollomics has only received a non-exclusive license under the Collaboration Agreement), while the remaining rights under the Apollomics Technology are being licensed either exclusively or Co-Exclusively, as applicable under this Agreement. Launxp International, its Affiliates and their respective permitted Sublicensees will comply with all applicable provisions of the Upstream Licenses, and will perform and take such actions as may be reasonably required to allow Apollomics to comply with its or its Affiliate’s obligations thereunder, including obligations relating to data sharing, sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence.
2.7
Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it: (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.
Article 3

Governance
3.1
Alliance Managers. Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development, manufacturing, and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of Launxp International’s Development and Commercialization of Licensed Products in the Field in the Launxp Territory. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to Licensed Products. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.
3.2
Joint Steering Committees.
(a)
Formation; Purpose. Within thirty (30) days following the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JSC shall be:
(i)
to review, discuss and coordinate the overall strategy for the Development and Commercialization of Licensed Products in the Field in the Launxp Territory, including related Clinical Trials and regulatory activities;
(ii)
to review, discuss and approve the Development Plan, and any proposed amendments or revisions thereto;
(iii)
to review and discuss (but not approve) the Commercialization Plan, and any proposed amendments or revisions thereto, and review and discuss (but not approve) the Commercialization of Licensed Products in the Field in the Launxp Territory; and

(iv)
to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.
(b)
Members. The JSC shall be comprised of an equal number of representatives from each Party. Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party shall initially appoint three (3) representatives to the JSC. The JSC may change its size from time to time by unanimous consent of its representatives, and each Party may replace its representatives at any time upon written notice to the other Party. Each Party shall appoint one (1) of its representatives on the JSC to act as the co-chairperson. The role of the co-chairpersons shall be to convene and preside at the JSC meetings and to ensure the circulation of meeting agendas at least five (5) days in advance of JSC meetings and the preparation of meeting minutes and any pre-read materials in accordance with Section 3.2(c), but the co-chairpersons shall have no additional powers or rights beyond those held by other JSC representatives. Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend meetings of the JSC, provided that such attendees shall not vote or otherwise participate in the decision-making process of the JSC and are subject to obligations of confidentiality substantially similar to the provisions set forth in Section 12.1.
(c)
Meetings. The JSC shall meet at least once per Calendar Quarter during the Term, unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special JSC meeting (by videoconference or teleconference) by at least ten (10) Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than ten (10) Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision. The JSC may meet in person, by videoconference or by teleconference. All JSC meetings shall be conducted in English, and all communications, reports and records by and between the Parties under this Agreement shall be in English or Chinese. Shall there be any inconsistencies between the English and the Chinese version, the English version shall prevail. All JSC meetings may only be convened where at least two (2) representatives from each Party is present, unless such requirement is waived in advance by both Parties. The co-chairpersons shall alternate responsibility for preparing reasonably detailed written minutes of the JSC meetings that reflect, without limitation, all material decisions made at such meetings. The co-chairpersons (or their designees) shall send draft meeting minutes to each representative of the JSC for review and approval within ten (10) Business Days after the JSC meeting. Such minutes shall be deemed approved unless one or more JSC representatives object to the accuracy of such minutes within ten (10) Business Days of receipt.
(d)
Decision Making. The JSC shall strive to seek consensus in its actions and decision making process and all decisions by the JSC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the Parties hereunder) within ten (10) Business Days after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, then Launxp International shall have the final decision making authority with respect to matters related to

Launxp International’s Clinical Trials of the Licensed Products in the Field in the Launxp Territory, and Apollomics’s Executive Officer shall have the final decision making authority with respect to other matters within the JSC’s authority, including without limitation, (i) matters primarily related to the Development, Manufacture, or Commercialization of the Licensed Product outside the Launxp Territory; or (ii) matters related to the Development of the Licensed Product within the Launxp Territory but that would negatively and materially impact the Development of the Licensed Product outside the Launxp Territory, including but not limited to, continuation of a clinical development program that has a significant risk of exacerbating safety signals.
3.3
Limitation of JSC Authority. The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.
3.4
Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agree to disband the JSC; or (b) either Party provides written notice to the other Party of its intention to disband the JSC, provided that such disbandment shall not occur until both Parties agree in writing on an alternative governance structure to ensure continued cooperation and communication. Thereafter, the JSC shall have no further obligations under this Agreement and each Party shall designate a contact person for the exchange of information relevant to activities that would have been performed by the JSC under this Agreement and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.
3.5
Working Groups.
(a)
From time to time, the JSC may establish and delegate duties of the JSC to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities; provided that in any case neither Party shall be required by the Working Group to assume any responsibility, financial or otherwise, beyond those agreed to in writing by such Party, in particular pursuant to each Party’s respective obligations under this Agreement. Each such Working Group shall be constituted and shall operate as the JSC determines; provided that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed. Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JSC may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC. In no event shall the authority of the Working Group exceed that of the JSC. All decisions of a Working Group shall be by consensus. Any disagreement between the members of a Working Group shall be referred to the JSC for resolution.
(b)
Without limiting Section 3.5(a), within thirty (30) days after the Effective Date, the Parties shall establish a Working Group to for the overall coordination and oversight of the Parties’ activities under Section 4.7 (the “Data Working Group”). The Data Working Group shall meet at least once per Calendar Quarter during the Term or as frequently as appropriate to effect an expeditious and orderly transfer of Product Materials as set forth in Section 4.7.

Article 4

DEVELOPMENT
4.1
Overview; Diligence.
(a)
Launxp Territory. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Launxp International shall be have primary responsibility (either directly or through its Sublicensees or subcontractors) for the Development of Licensed Products in the Field in the Launxp Territory, at its own cost and expense (except as otherwise expressly set forth herein), including all clinical studies, as necessary to obtain Regulatory Approval for Licensed Products in any Region in the Launxp Territory. Launxp International shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for Licensed Products in the Field in each Region in the Launxp Territory. Without limiting the generality of the foregoing, Launxp International shall initially conduct its Development activities (including Clinical Trials of Licensed Products in the Field) under and in accordance with the Development Plan. Additionally, Launxp International shall use Commercially Reasonable Efforts to design the protocol for Clinical Trials of Licensed Product in the Field in the Launxp Territory in a manner that would permit Apollomics to use clinical data generated from such Clinical Trial to support the Regulatory Approval for the use of the Licensed Product in the applicable disease in the Apollomics Territory.
(b)
Initial Clinical Trial Diligence Event. Without limiting the generality of the foregoing in Section 4.1(a), Launxp International shall use Commercially Reasonable Efforts to: (i) [***] with the Taiwan Center for Drug Evaluation (TCDE) within [***]; (ii) [***] to the Taiwan Food and Drug Administration (TFDA) within [***]; (iii) [***] with medical institutions within [***]; and (iv) [***], at such patient site(s) located within [***]. If the TCDE or other applicable Regulatory Authority requests additional Regulatory Materials that require information, documents, or support from Apollomics, the applicable time periods under this Section shall be equitably extended for the duration of such requests until the required materials are provided. Both Parties shall cooperate in good faith to mitigate any delays and facilitate timely completion of the required processes.
(c)
Apollomics Territory. Subject to 3.2(d), Apollomics shall have sole discretion and control for all Development activities (including regulatory activities) with respect to Licensed Products in the Apollomics Territory.
4.2
Development Plan. Within one hundred eighty (180) days following the Effective Date, Launxp International will prepare and submit to the JSC for approval a detailed plan containing the strategy, activities, study designs, timeline, study material needs (API and drug product) and budget for the Development of the Licensed Compound and Licensed Products in the Field in the Launxp Territory (such plan, together with any updates thereto, the “Development Plan”). The Development Plan shall include all material clinical studies and regulatory activities with respect to the Licensed Compound and Licensed Products to be conducted by or on behalf of Launxp International or its Affiliates or permitted Sublicensees in the Launxp Territory, as necessary to obtain Regulatory Approval for the Licensed Product in the Launxp Territory. The initial Development Plan shall not be implemented until the JSC unanimously approves it. From time to time during the Term (but at least once per Calendar Year), Launxp International shall prepare amendments and updates, as appropriate, to the then-current Development Plan, and shall submit such amendments and updates to the JSC for review and approval in accordance with Section 4.3. Launxp International shall have responsibility (either directly or through its Sublicensees or subcontractors) for decisions regarding the day-to-day conduct of Development activities within the Launxp Territory, provided, however, if any Clinical Trial is conducted in accordance with the mutually agreed-upon Development Plan, Launxp International shall not be liable for any failure to achieve desired outcomes or Regulatory Approvals, except in cases of gross negligence, willful misconduct, or material breach of this Agreement by Launxp International.
4.3
Other Development Activities.
(a)
Pre-Clinical Development. Launxp International may conduct scientifically relevant pre-clinical studies to generate and obtain Data that is reasonably useful for the Development of any Licensed Product in the Field in the Launxp Territory, solely on the conditions that Launxp International shall first obtain Apollomics’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), and, after receiving such consent, promptly amend the Development Plan to include such pre-clinical studies. Any Data generated from such pre-clinical studies shall be shared with Apollomics promptly after its generation.
(b)
Clinical Development. If Launxp International wishes to conduct any Clinical Trials for the Development of any Licensed Product in the Field in the Launxp Territory other than as set forth in the then-current Development Plan (including any Clinical Trials conducted as part of any Apollomics’s global study), Launxp International may propose an amendment to the Development Plan to include such Clinical Trials and submit such amendment to the JSC for review and approval. If and upon receipt of such proposal, the JSC shall promptly (but in any event within thirty (30) days) review and decide on whether to approve such proposal. Upon the JSC’s approval of such amendment, such Clinical Trials shall be included in the amended Development Plan and Launxp International may conduct such Clinical Trials at its own cost. Launxp International shall ensure that any Clinical Trials conducted in the Launxp Territory, whether by itself or through a subcontractor pursuant to Section 4.8, are conducted only at medical facilities that are qualified and registered with applicable Regulatory Authority. For clarity, Launxp International shall not conduct any Clinical Trials of any Licensed Product outside of the Field without Apollomics’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), unless otherwise authorized in accordance with Section 2.1(c).
4.4
Cooperation. Apollomics shall provide such technical direction and cooperation to Launxp International as Launxp International may reasonably request, at Launxp International’s cost and expense, as necessary or reasonably useful for Launxp International to conduct the Clinical Trials of the Licensed Products in the Field in the Launxp Territory. For clarity, Apollomics’s assistance shall not exceed ten (10) employee hours per week without the prior written consent of Apollomics (not to be unreasonably withheld, conditioned, or delayed).
4.5
Development Records. Launxp International shall maintain complete, current and accurate records of all activities (and all Data and other Information resulting from such activities) conducted with respect to Licensed Products by Launxp International, its Affiliates and their respective permitted Sublicensees in the Launxp Territory. Such records shall fully and properly reflect all material work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Launxp

International shall document all non-clinical studies and Clinical Trials for Licensed Products in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP, and shall provide the other Party with English translations thereof (to the extent prepared and originated in a language other than English). Within seven (7)-Business Days of receipt of written notice from Apollomics, Launxp International shall make such records available to Apollomics, and Apollomics shall have the right to review and obtain a copy in pdf or electronic format of such records at ordinary business hours and to obtain access to the original to the extent necessary or useful for solely regulatory or patent purposes in accordance with this Agreement. For clarity, Apollomics’s right to review and obtain a copy in pdf or electronic format of such records and to access to the original shall be within the extent permitted by applicable Laws of the Launxp Territory.
4.6
Development Reports. Launxp International shall keep Apollomics reasonably informed as to the progress, developments and results of Launxp International’s, its Affiliates’ and their respective permitted Sublicensees’ Development activities on a quarterly basis, including prompt reporting of available clinical Data and standard adverse and safety Data reporting to fulfill FDA, EMA and all other regulatory requirements of Apollomics, except as may be prohibited by the applicable Law, and Launxp International shall promptly notify Apollomics of a relevant event that, in the reasonable determination of Launxp International, may have a material impact on the Clinical Trial of the Licensed Products in the Field. Without limiting the foregoing, at each regularly scheduled JSC meeting, Launxp International shall provide Apollomics with a reasonably detailed written report summarizing its Development activities performed since the last JSC meeting and the results thereof, as reasonably sufficient to enable Apollomics to determine Launxp International’s compliance with its diligence obligations under Section 4.1. At such JSC meeting, the Parties shall discuss the status, progress and results of Launxp International’s, its Affiliates’ and their respective permitted Sublicensees’ Development activities. Launxp International shall promptly respond to Apollomics’s reasonable questions or requests for additional information relating to such Development activities. In addition, within thirty (30) days after the end of each Calendar Year, Launxp International shall provide Apollomics with a detailed written annual report regarding the progress of its Development activities and any results therefrom.
4.7
Data Exchange. In addition to Apollomics’s obligation with respect to the transfer of Apollomics Licensed Know-How set forth under Section 2.5 and each Party’s adverse event and safety Data reporting obligations pursuant to Section 5.8, but subject to the remainder of this Section 4.7, each Party shall, at its sole cost and expense, promptly provide the other Party with copies of any Data and Regulatory Materials related to the Licensed Compound or Licensed Products generated by or on behalf of such Party or its Affiliates or Sublicensees in the performance of Development and Clinical Trials activities hereunder that would be reasonably necessary for the Development and Commercialization of Licensed Compound or Licensed Products in the Field in the other Party’s respective territory (the “Product Materials”), in accordance with the principles and timelines set forth in Exhibit D. The provision of the Data and Regulatory Materials would be within the extent permitted by applicable laws and regulations of the Launxp Territory. The JSC may establish reasonable policies to effectuate the exchange of additional Product Materials between the Parties.

4.8
Subcontractors. Launxp International shall have the right to engage subcontractors to conduct any activities necessary for the Development of Licensed Products in the Field, including but not limited to Clinical Trials and regulatory services for Licensed Products in the Field, under this Agreement, provided that such subcontractors: (a) are bound by written obligations of confidentiality, non-use and compliance with applicable Laws, including Proper Conduct Practices, consistent with this Agreement and have agreed in writing to assign to Launxp International all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work; and (b) produce Data (including clinical Data, as applicable) acceptable to the FDA and the EMA (and other applicable Regulatory Authorities in the Launxp Territory, the United States or the European Union). Launxp International shall use Commercially Reasonable Efforts to monitor and oversee subcontractors’ compliance with applicable obligations and standards. Launxp International shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors to the extent such performance results from Launxp International’s direct instructions to the subcontractors. Launxp International will be responsible for all costs associated with such subcontractors’ conducting activities for the Clinical Trials for the Licensed Products.
Article 5

Regulatory Matters
5.1
Regulatory Responsibilities.
(a)
Subject to the terms and conditions of this Agreement, Launxp International shall be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Launxp Territory, including the preparation and submission of all Regulatory Materials and all communications and interactions with Regulatory Authorities, as necessary to obtain Regulatory Approval for Licensed Products in the Field in any Region in the Launxp Territory. Without limiting the generality of the foregoing, Launxp International shall use Commercially Reasonable Efforts to obtain Regulatory Approval of the Taiwan Food and Drug Administration for the Licensed Products in the Field in Taiwan and obtain Regulatory Approval of the other Regulatory Authority for the Licensed Products in the Field in Japan, South Korea, India, and other Regions in the Launxp Territory. The Development Plan shall include the regulatory strategy for obtaining Regulatory Approval of Licensed Products in the Launxp Territory. Launxp International shall use Commercially Reasonable Efforts to carry out its regulatory obligations for Licensed Products pursuant to such strategy. For clarity, Apollomics retains the right to conduct regulatory activities required to obtain and maintain approval for the Manufacture of Licensed Product by or on behalf of Apollomics in the Launxp Territory and elsewhere in the world.
(b)
Apollomics shall provide reasonable assistance and cooperation to Launxp International as Launxp International may reasonably request during the Term of this Agreement, with respect to the satisfaction of its obligations under Section 5.1(a), including: (i) in connection with the preparation of Regulatory Materials; (ii) (A) making available competent personnel to attend regulatory meetings or join such meetings by teleconference; and (B) providing documentation within Apollomics’s possession and control, in each case as requested by Regulatory Authorities at Launxp International’s cost; and (iii) providing Launxp International with additional Regulatory Materials in the Apollomics Territory as requested by Regulatory

Authorities in the Launxp Territory within a reasonable timeframe commensurate with the volume of Launxp International’s reasonable request. The costs and expenses associated with Apollomics’s assistance under this Section shall be borne as follows: (i) Apollomics shall bear its own internal personnel costs, including time and effort of its employees, for routine regulatory cooperation; and (ii) Launxp International shall reimburse Apollomics for reasonable, documented out-of-pocket costs incurred in providing such assistance, provided such costs have been pre-approved in writing by Launxp International.
5.2
Regulatory Information Sharing. Launxp International shall: (a) provide Apollomics with the English translations (to the extent originated by Launxp International in Chinese), along with the original documents (in the electronic format in which it has been prepared by Launxp International) of draft package inserts, CTA and CTD, for Apollomics’s review and comment, in connection with obtaining or maintaining any MAA approval for Licensed Products in the Field in the Launxp Territory, prior to the submission of such documents to the Regulatory Authority in the Launxp Territory; (b) keep Apollomics informed of any material verbal or written communication or question relating to Licensed Products received by Launxp International from the Regulatory Authority in the Launxp Territory; and (c) in addition to data exchange obligations under Section 4.7, provide Apollomics with all Regulatory Materials prepared, submitted, or received by or on behalf of Launxp International, its Affiliates or their respective permitted Sublicensees promptly following preparation, submission, or receipt of such Regulatory Materials. Except as required by applicable Law, Launxp International, its Affiliates and permitted Sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the Apollomics Territory regarding any Licensed Products. If such submission or communication is required by applicable Law, Launxp International shall, if legally permitted, promptly notify Apollomics in writing of such requirement and the content of such submission or communication.
5.3
Meetings with Regulatory Authorities. Launxp International shall lead all interactions with Regulatory Authorities in the Launxp Territory with respect to Licensed Products in the Field. Launxp International shall keep Apollomics reasonably informed of any material regulatory developments related to Licensed Products in the Field in the Launxp Territory. At each regularly scheduled JSC meeting, Launxp International shall provide Apollomics with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Launxp Territory planned for the next Calendar Quarter that relates to any Licensed Product in the Field. In addition, Launxp International shall notify Apollomics as soon as reasonably possible (but in no event later than two (2) Business Days if possible) after Launxp International becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter. Apollomics shall provide assistance and documentation reasonably requested by Launxp International in writing to prepare for any such meeting or teleconference, including making available competent personnel to attend any such meeting or teleconference at Launxp International’s reasonable request. To the extent permitted by applicable Laws and by the Regulatory Authorities (as reasonably determined by Launxp International), Apollomics shall have the right to participate (whether directly or through a representative) in all such meetings and teleconferences, provided that Launxp International reserves the right to exclude Apollomics’s participation if such attendance would adversely affect the regulatory process, create a conflict of interest, or otherwise jeopardize the outcome of the interaction, provided that Launxp International’s decision to exclude Apollomics’s participation shall be reasonable and in good faith. If Apollomics’s participation is refused, Launxp International shall promptly provide written justification to Apollomics.
5.4
Regulatory Costs. Unless otherwise provided in this Agreement, Launxp International shall be responsible for the costs and expenses incurred in connection with the preparation and filing of any and all Regulatory Materials and the maintenance of any and all Regulatory Approvals (including MAA approvals) for Licensed Products in the Field in the Launxp Territory.
5.5
Right of Reference to Regulatory Materials. Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to Licensed Products submitted by or on behalf of such Party. The receiving Party may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in its respective field and in its respective territory. Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by applicable Laws to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.
5.6
No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to any Licensed Product that could reasonably be expected to have an Adverse Risk, whether in the Apollomics Territory or in the Launxp Territory, such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.
5.7
Notification of Threatened Action. Each Party shall immediately notify the other Party (including by providing notice to the other Party’s Alliance Manager) of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Development, Commercialization or regulatory status of any Licensed Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
5.8
Adverse Event Reporting and Safety Data Exchange. No later than ninety (90) days before the Initiation of a Clinical Trial with respect to the Development of any Licensed Product in the Field in the Launxp Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to such Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for the Development of the Licensed Product globally. Further, no later than one hundred and eighty (180) days before the anticipated launch date of any Licensed Product in the Launxp Territory, the Parties shall enter into a separate Pharmacovigilance Agreement for the Commercialization of the Licensed Product. Each of the Pharmacovigilance Agreements shall include mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product, and other routine pharmacovigilance reporting requirements. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirement, in which case local reporting requirement shall prevail. The Pharmacovigilance Agreement shall provide for: (i) an adverse event database for the Licensed Products in the Field in the Launxp Territory to be maintained by Launxp International at Launxp International’s expense; and (ii) a global safety database for the Licensed Products to be maintained by Apollomics at Apollomics’s expense. In the event that adverse events or safety issues are identified to impact both within and outside the Launxp Territory, in which case Launxp International shall proportionately contribute to the costs of investigation and reporting. As between the Parties, Launxp International shall be responsible for preparing all adverse event reports and responses to safety issues and requests of Regulatory Authorities relating to Licensed Products in the Field in the Launxp Territory, and Launxp International shall be responsible for filing such reports and responses with Regulatory Authorities in the Launxp Territory. As between the Parties, Launxp International shall also be responsible for reporting any quality complaints, adverse events and safety data related to Licensed Products in the Field in the Launxp Territory to Apollomics for inclusion in the global safety database. Launxp International shall provide Apollomics with necessary resources and technical support to ensure the timely and accurate preparation of adverse event reports related to Licensed Products in the Field in the Launxp Territory for inclusion in the global safety database, particularly where such events or data impact global regulatory submissions or approvals. Apollomics shall also assist in responding to safety issues in the Launxp Territory where they involve data or systems under Apollomics’s control. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted Sublicensees to comply with such obligations.
5.9
Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Launxp International shall, and shall ensure that its Affiliates and permitted Sublicensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Licensed Product in the Launxp Territory. Apollomics shall, and shall ensure that its Affiliates will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Licensed Product in the Apollomics Territory. Launxp International shall have sole discretion with respect to any matters relating to any Remedial Action in the Launxp Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in its territory, at its cost and expense; provided, however, if Apollomics determines in good faith that any Remedial Action with respect to any Licensed Product in the Launxp Territory should be commenced or is required by applicable Laws or Regulatory Authority, (a) Apollomics shall discuss such Remedial Action with Launxp International and (b) Launxp International shall carry out such Remedial Action upon Apollomics’s request. Notwithstanding anything to the contrary in clause (b) above, if Launxp International in good faith disagrees that such Remedial Action should be commenced or is required by applicable Laws or Regulatory Authority, such Remedial Action shall be conducted at Apollomics’s cost; provided that, if a Regulatory Authority later determines that such Remedial Action is required, Launxp International shall reimburse Apollomics such costs. Each Party shall provide the other Party, at the other Party’s expense, with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party.

Article 6

Commercialization
6.1
Overview; Commercial Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Launxp International shall have the primary responsibility (either directly or through its Sublicensees or subcontractors) for the Commercialization of Licensed Products in the Field in the Launxp Territory,: (a) developing and executing a commercial launch and pre-launch plan; (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products in the Field; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of Licensed Products in the Field in the Launxp Territory. Launxp International shall bear all of the costs and expenses incurred in connection with such Commercialization activities, provided that any Apollomics-requested activities beyond those agreed in the Commercialization Plan shall require Launxp International’s prior written approval and shall be conducted at Apollomics’s cost. Launxp International shall use Commercially Reasonable Efforts to perform the above Commercialization activities to Commercialize the Licensed Products in the Field in the Launxp Territory and to actively market and sell the Licensed Products in the Field in the Launxp Territory and to expand annual Net Sales of the Licensed Products in the Field in the Launxp Territory. Without limiting the generality of the foregoing, Launxp International shall use Commercially Reasonable Efforts to conduct its Commercialization activities under and in accordance with the Commercialization Plan.
6.2
Commercialization Plan. Within a reasonable time (but no less than six (6) months) prior to the anticipated Regulatory Approval of each Licensed Product in the Launxp Territory, Launxp International shall prepare and present to the JSC for review and discussion (but not approval) an initial commercialization plan containing the strategy, activities, timeline and budget for the Commercialization of Licensed Products in the Field in the Launxp Territory (such plan, together with any updates thereto, the “Commercialization Plan”). The Commercialization Plan shall include: (a) a detailed description of [***]; (b) a reasonably detailed description [***], and (c) a strategic plan for [***]. In the event that the Commercialization Plan requires the use of Apollomics internal resources to [***], the extent of such need shall [***]. From time to time (but at least on an annual basis) during the Term, Launxp International shall prepare updates and amendments, as appropriate, to the then-current Commercialization Plan, and shall submit all updates and amendments to the Commercialization Plan to the JSC for review and discussion (but not approval). Launxp International shall have primary responsibility (either directly or through its Sublicensees or subcontractors) for decisions regarding the day-to-day conduct of Commercialization activities within the Launxp Territory. [***].
6.3
Data Exchange. At each JSC meeting after the Commercial launch of the Licensed Product in the Launxp Territory, Launxp International shall keep Apollomics reasonably informed of Launxp International’s, its Affiliates’ and their respective permitted Sublicensees’ Commercialization activities with respect to the Licensed Products in the Field in the Launxp Territory.

6.4
No Diversion. Launxp International hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and permitted Sublicensees shall not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products outside the Launxp Territory, including via internet or mail order, in the Apollomics Territory. With respect to any country or Region in Apollomics Territory, Launxp International shall not, and shall ensure that its Affiliates and their respective permitted Sublicensees will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products in such countries; (b) knowingly engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in such countries; (c) actively solicit orders for Licensed Products from any prospective purchaser located in such countries; or (d) knowingly sell or distribute Licensed Products to any person in the Apollomics Territory who intends to sell or has in the past sold Licensed Products in the Apollomics Territory. If Launxp International receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country or Region in the Apollomics Territory, Launxp International shall immediately refer that order to Apollomics and Launxp International shall not accept any such orders. Launxp International shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into a country or Region in the Apollomics Territory. Launxp International shall not, and shall ensure that its Affiliates and their respective permitted Sublicensees will not, knowingly restrict or impede in any manner Apollomics’s exercise of its retained rights to the Licensed Products.
6.5
Field Restrictions. Launxp International hereby covenants that it shall not, and shall cause its Affiliates and permitted Sublicensees not to, promote or encourage the use of Licensed Products in the Launxp Territory for any use outside the Field.
Article 7

MANUFACTURE AND SUPPLY
7.1
Clinical Supply. Apollomics shall be responsible for Manufacturing, having Manufactured and supplying Licensed Products in drug product and/or drug substance form (as necessary) in reasonable quantities for Launxp International’s or its Affiliates’ use in the first Clinical Trial of the Licensed Products in the Field in the Launxp Territory in accordance with the Development Plan. The cost of Manufacture and supply (including shipping, taxes and duty, if applicable) of the existing amount of Licensed Products (known as Campaign 8 material) for the first Clinical Trial conducted by Launxp International, or its Affiliates, for the Licensed Products in the Field in the Launxp Territory shall be borne solely by Apollomics (excluding amounts received by Apollomics from Launxp International under Section 8.1), and the cost of any other amounts of Licensed Product shall be borne by Launxp International. Apollomics shall bear the risk of loss for the Licensed Products until delivery of the Licensed Products to the common carrier for delivery to Launxp International or its designee. Apollomics shall be responsible for the payment of any Third Party license payments that may be due based on the Manufacture, supply and use of the Licensed Products used in the Field in the Launxp Territory. The Licensed Products shall be Manufactured in accordance with applicable Law (including GMP) and shall be of similar quality to the Licensed Products used by Apollomics for its other Clinical Trials. Apollomics shall be responsible for the quality of the Licensed Products provided to Launxp International with the appropriate regulatory filings in the Region in the Launxp Territory where Launxp International’s Clinical Trials are performed pursuant to a separate quality agreement that is negotiated between the Parties. Apollomics will inform Launxp International as to the GMP Manufacturing and testing site of bulk drug substance for the Licensed Products, as well as the GMP Manufacturing and testing site of the Licensed Products, prior to the start of Launxp International’s Clinical Trial and provide thirty (30) days prior written notice of any change to these site(s).
7.2
Commercial Supply. The Parties will discuss in good faith the continued supply of Licensed Product by either Apollomics for Launxp International’s requirements of the Licensed Products for commercial use in the Launxp Territory.
7.3
Distribution. Subject to Section 7.4, Launxp International will be responsible (either directly or through Third Party distributors) for the distribution of Licensed Products in the Field in the Launxp Territory.
7.4
Exclusive Supply. Launxp International shall purchase clinical and commercial supply of the Licensed Products solely from Apollomics or its designated Affiliate or Apollomics Partners pursuant to one (1) or more supply agreements to be entered by both Parties, unless the Parties agree otherwise. Apollomics shall ensure the timely and adequate supply of Licensed Products to Launxp International in accordance with such executed supply agreement. In the absence of such executed supply agreement, Launxp International shall not be held liable for any failure to distribute Licensed Products, nor shall Apollomics be entitled to claim against Launxp International for non-distribution.
7.5
Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues, and each Party shall reasonably cooperate with the other Party with respect thereto. Practices around these incidents will comply with Apollomics’s then-current standards, where such standards define product security features, warehouse/cargo protection requirements, and response and communication process for such incidents.
Article 8

Compensation
8.1
Upfront Payment. As partial consideration for the rights granted to Launxp International hereunder, Launxp International shall pay to Apollomics a non-refundable and non-creditable upfront fee of Ten Million U.S. Dollars ($10,000,000) in cash and consistent with Section 8.5. One Million U.S. Dollars ($1,000,000) will be in consideration for the purchase of Campaign 8 material and will be due [***] after the Effective Date, and the remaining Nine Million U.S. Dollars ($9,000,000) will be in consideration for the license fee and will be due no later than sixty (60) days after the Effective Date.
8.2
Development Milestone Payments. As partial consideration for the rights granted to Launxp International hereunder, Launxp International shall pay to Apollomics the one-time, non-refundable, non-creditable payments set forth in the table below within [***] days of the first achievement by a Licensed Product in the Field of the applicable milestone event, whether by or on behalf of Launxp International, its Affiliate, or their permitted Sublicensees. Each Development milestone payment will be a net cash payment consistent with Section 8.5.

Milestone Event	Milestone Payment
[***]	US$5,000,000
[***]	US$5,000,000
[***]	US$10,000,000
[***]	US$10,000,000
[***]	US$20,000,000

If the initial Development Plan, as approved in accordance with Section 4.2, does not include any of the foregoing milestone events that trigger milestone payments, the Parties agree to negotiate in good faith to modify or combine various milestone events in this Section 8.2 in a way that maintains the original economic intent.

8.3
Royalties on Net Sales payable by Launxp International.
(a)
Royalty Rate. Subject to the terms and conditions of this Section 8.3, Launxp International shall pay to Apollomics non-creditable, non-refundable royalties on Net Sales (such payments to be a net cash payment consistent with Section 8.5) in the Launxp Territory during such Calendar Quarter, as calculated by multiplying [***] by the aggregate amount of the Net Sales in the Launxp Territory.
(b)
Royalty Term. Royalties payable under Section 8.3(a) shall be paid by Launxp International, on a Licensed Product-by-Licensed Product and Region-by-Region basis, from the period beginning on the date of [***] and continuing until later of: (i) expiration of the [***]; (ii) expiration of [***]; or (iii) [***] (such period, the “Royalty Term”).
(c)
Royalty Reduction due to Lack of Valid Claim. For each Licensed Product and for any period during the Royalty Term in which the sale of such Licensed Product in a given Region is neither: (i) Covered by any Valid Claim of a Apollomics Licensed Patent or Joint Patent; nor (ii) protected by any Regulatory Exclusivity applicable to such Licensed Product in such Region, the royalty rate applicable to Net Sales of such Licensed Product in such Region during such period shall be reduced by [***].
8.4
Royalty Payments; Reports. Royalties under Section 8.3 shall be calculated and reported for each Calendar Quarter during the Royalty Term and shall be paid as set forth in the applicable section, commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs. Within [***] days after the end of each Calendar Quarter during the Royalty Term, Launxp International shall deliver to Apollomics for such Calendar Quarter a report of Net Sales of Licensed Products by Launxp International, its Affiliates and their respective permitted Sublicensees in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (a) the amount of gross sales and Net Sales of Licensed Products in the applicable territory on a Licensed Product-by-Licensed Product and Region-by-Region basis, (b) an itemized calculation showing the deductions from gross sales (by major category as set forth in the definition of Net Sales) to determine Net Sales, and (c) a calculation of the amount of royalties due to Apollomics in U.S. Dollars, including the application of any exchange rate used. Launxp International shall have the right to correct any inaccuracies identified in the reports within [***] days after delivery without penalty. Furthermore, if Apollomics disputes any calculation or payment, the Parties agree to resolve disputes in good faith before applying late interest penalties.
8.5
Payment Method; Foreign Exchange. All payments owed by Launxp International under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Apollomics within [***] days following the end of each Calendar Quarter during the Royalty Term. For clarity, all payments by Launxp International to Apollomics pursuant to Sections 8.1, 8.2, and 8.3 shall be in U.S. Dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of any amounts payable in U.S. Dollars by Launxp International to Apollomics under this Agreement shall be determined and calculated using a mutually agreed and transparent exchange rate or the average rate of exchange based on OANDA rates for the Calendar Quarter in which the applicable payment is due.
8.6
Interest on Late Payments. If Apollomics does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue on the sum due to Apollomics until the date of payment at the per annum rate of [***] over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by applicable Laws, whichever is lower, with such interest compounded quarterly. However, if Launxp International disputes the payment in good faith pursuant to Article 14, and such dispute is under active resolution under Article 14, no interest shall accrue on the disputed amount during the period of dispute resolution. Any interest shall only apply to amounts ultimately determined to be payable following the resolution of such dispute under Article 14. If any dispute is resolved in Apollomics’s favor, interest shall retroactively accrue for the period of dispute resolution but only on the amounts determined to be payable under Article 14.
8.7
Records; Audits. Launxp International shall, and shall cause its Affiliates and their respective permitted Sublicensees to, maintain in accordance with Accounting Standards, reasonably complete and accurate records in sufficient detail to permit Apollomics to confirm the accuracy of the calculation of royalty payments and the achievement of the milestone events. All payments and other relevant amounts under this Agreement shall be accounted for in accordance with Accounting Standards. Upon reasonable prior written notice, such records shall be available for examination during regular business hours and in a manner that does not interfere with Launxp International’s business activities for a period of [***] years from the end of the Calendar Year to which they pertain, and not more often than [***], by an independent certified public accountant selected by Apollomics and reasonably acceptable to Launxp International, for the sole purpose of verifying the accuracy of the financial reports furnished by Launxp International pursuant to this Agreement and any payments with respect thereto. Such examination shall not cover a period of time that has previously been audited by an independent certified public accountant selected by Apollomics. Any such auditor shall not disclose Launxp International’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Launxp International or the amount of payments due under this Agreement. Any such auditor will have the right to disclose to Apollomics or Upstream Licensors its conclusions regarding any payment owed under this Agreement. Any adjustments required as a result of overpayments or underpayments identified through Apollomics’s exercise of its audit rights pursuant to this Section 8.6 shall be made by subtracting or adding, as appropriate, amounts from or to the next payment or, if no further payments are due, by payment to Apollomics owed such adjustment within [***] days after identification of such adjustment. Any amounts shown to be owed but unpaid shall bear interest (as set forth in Section 8.6) from the original due date. Apollomics shall bear the full cost of such audit unless such audit discloses an underpayment by Launxp International of equal to or more than [***] of the amount due for the audited period, in which case Launxp International shall reimburse Apollomics for such fees and expenses.
8.8
Taxes.
(a)
Taxes on Income. Except as set forth in this Section 8.8, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.
(b)
Withholding Taxes. If Launxp International is required by applicable Laws to make any tax deduction, tax withholding or similar payment (other than value-added tax, any goods and services tax, harmonized sales tax and any similar provincial sales tax) from any amount paid or payable by Launxp International to Apollomics (a “Tax Withholding”) under this Agreement, then in the case of any payments to be made by Launxp International to Apollomics under this Agreement (including pursuant to Sections 8.1, 8.2, and 8.3), Launxp International will: (i) pay Apollomics the actual stated amount set forth under this Agreement minus any such Tax Withholding, and (ii) pay any such Tax Withholding (including any additional Tax Withholding required with respect to Launxp International’s additional payments under this Section 8.8) directly to the proper Governmental Authority. To the extent Launxp International is required to make any Tax Withholdings for any payment to Apollomics, Launxp International shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Apollomics an official tax certificate or other evidence of such withholding sufficient to enable Apollomics to claim such payment of taxes from any applicable Governmental Authority. Launxp International shall not be liable for any penalties or additional taxes arising solely from Apollomics’s failure to provide accurate or timely tax documentation necessary to reduce withholding obligations. The Parties agree to optimize tax efficiency. The Parties agree that [***].
(c)
VAT. All payments due to Apollomics from Launxp International pursuant to this Agreement shall be paid exclusive of, and without reduction for, any value-added tax (including, for greater certainty, any goods and services tax, harmonized sales tax and any similar taxes) (“VAT”) (which, if applicable, shall be payable by Launxp International). Launxp International shall be responsible for the payment of all VAT applicable to the payments made by Launxp International to Apollomics under this Agreement and shall file all applicable VAT tax returns. Apollomics shall cooperate, to the extent reasonably required, with the filing of any such VAT tax returns, including providing accurate and timely documentation necessary for such filings. Launxp International shall indemnify Apollomics for any VAT imposed on Apollomics solely due to Launxp International’s failure to fulfill its VAT obligations under this Agreement. Apollomics shall not claim reimbursement for any penalties, interest, or additional costs incurred as a result of its own failure to meet applicable VAT requirements. If Apollomics directly pays any VAT, Launxp International shall promptly reimburse Apollomics for such VAT including all reasonable related costs provided that Apollomics notifies Launxp International of such payments within [***] days and provides supporting documentation sufficient to substantiate such payments. Launxp International reserves the right to validate the appropriateness of such payments prior to reimbursement. If Apollomics determines that it is required to report any such tax, Launxp International shall promptly provide Apollomics with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 8.8(c) is not intended to limit Launxp International’s right to deduct VAT in determining Net Sales.
(d)
Tax Cooperation. Without limiting Section 8.8(b) and (c), the Parties agree to cooperate with one another and use reasonable efforts to reduce (or eliminate) any VAT, Tax Withholding, or similar obligations in respect of payments made by Launxp International to Apollomics under this Agreement (including pursuant to Sections 8.1, 8.2, and 8.3). Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such VAT or similar obligations.
Article 9

Intellectual Property Matters
9.1
Ownership; License Grants.
(a)
Data. Apollomics shall solely own all Data generated by Apollomics. For clarity, all Data Controlled by Apollomics that was generated by Apollomics in the Development of Licensed Products are included in the Apollomics Licensed Know-How and licensed to Launxp International under Section 2.1(a). Launxp International shall solely own all Data generated by Launxp International in the Clinical Trials of Licensed Products in the Field in the Launxp Territory. Launxp International hereby grants to Apollomics an irrevocable, perpetual, royalty-free, fully paid-up, worldwide, non-exclusive license, with the right to grant sublicenses, under such Data and Regulatory Materials generated and owned by Launxp International to Develop, Manufacture and Commercialize each Licensed Compound or Licensed Products in any field of use, but excluding the Field. Apollomics shall not misrepresent such Data generated and owned by Launxp International or present such Data in any way that is false or misleading. If any Data owned by Launxp International is used to support regulatory submissions or commercial activities outside the Launxp Territory, Apollomics shall provide Launxp International with access to resulting Data and Regulatory Approvals, ensuring reciprocity and transparency.
(b)
Product Materials. Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a fully-paid up, royalty-free license, with the right to grant sublicenses under multiple tiers, to use Product Materials generated and owned by such Party, solely to the extent reasonably necessary for the Development, Manufacture (solely with respect to Apollomics) and Commercialization of the Licensed Compound and Licensed Product in the Field in the other Party’s respective territory during the Term of this Agreement. Notwithstanding the foregoing, no rights shall be granted by either Party to the other Party under this Section 9.1(b) with respect to the Development, Manufacture or Commercialization of any products containing the Licensed Compound together with one (1) or more APIs other than the Licensed Compound, unless otherwise agreed in writing by the Parties.

(c)
Inventions. Inventorship of any Invention will be determined in accordance with and pursuant to U.S. patent laws. Ownership of Inventions will follow inventorship unless otherwise noted.
(i)
Apollomics Inventions. Any Invention generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Apollomics, its Affiliates and their respective licensees (including Apollomics Partners), including their employees, agents and contractors (“Apollomics Inventions”) shall be solely and exclusively owned by Apollomics. For clarity, any and all Apollomics Inventions that are Controlled by Apollomics and reasonably necessary for the Development and Commercialization of the Licensed Compound and Licensed Product in the Field in the Launxp Territory shall be included in the Apollomics Technology licensed to Launxp International under Section 2.1(a), including any Patent rights therein.
(ii)
Launxp Inventions. Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Launxp International, its Affiliates and their respective permitted Sublicensees, including their employees, agents and contractors (“Launxp Inventions”), shall be solely and exclusively owned by Launxp International. Launxp International shall disclose to Apollomics any Launxp Inventions directly related to Licensed Products to the extent necessary for the performance of Apollomics’s obligations, or the exercise of Apollomics’s rights, under this Agreement. Launxp International shall also disclose to Apollomics any other Launxp Inventions that may reasonably be relevant to the Development, Manufacture, or Commercialization of Licensed Products. Apollomics shall have (and Launxp International hereby grants to Apollomics) [***]. If Apollomics seeks such rights, then [***]. If Apollomics fails to [***].
(iii)
Joint Inventions. Any Invention generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Launxp International and Apollomics, their Affiliates and respective Sublicensees, including their employees, agents and contractors and any Invention generated, developed, conceived or reduced to practice (constructively or actually) by Launxp International, its Affiliates and their respective permitted Sublicensees arising from the Clinical Trials of the Licensed Products (collectively, “Joint Inventions”) shall be jointly owned by the Parties, and, subject to the licenses set forth in this Agreement, each Party may freely exploit such Joint Inventions without any duty to account to, or requirement of consent from, the other Party. However, neither Party shall exploit Joint Inventions outside its designated territory or sublicense them for uses outside its designated territory without the prior written consent of the other Party, such consent not to be unreasonably withheld. Each Party shall disclose in writing to the other Party all Joint Inventions promptly following the generation, development, conception or reduction to practice thereof. Each Party hereby grants to the other Party an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under its rights in the Joint Inventions, as follows: (i) in the Apollomics Territory: Apollomics shall have an exclusive license to Develop, Manufacture, and Commercialize the Licensed Compound or Licensed Products in the Apollomics Territory; and (ii) in the Launxp Territory: Launxp International shall have an exclusive license to Develop, Manufacture, and Commercialize the Licensed Compound or Licensed Products in the Launxp Territory. Upon termination of the Agreement: (i) Launxp Territory: all rights in the Joint Inventions for use in the Launxp Territory shall revert exclusively to Launxp International unless otherwise agreed by the Parties in writing; and (ii) Apollomics Territory: all rights in the Joint Inventions for use in the Apollomics Territory shall revert exclusively to Apollomics unless otherwise agreed by the Parties in writing.
(d)
Launxp International’s Affiliates, Sublicensees and Subcontractors. Launxp International shall ensure that each of its Affiliates, permitted Sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to Launxp International all Data, Product Materials and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that Launxp International can comply with its obligations under Sections 9.1(a), 9.1(b) and 9.1(c).
9.2
Patent Prosecution and Management.
(a)
Definition. For the purpose of this Article 9, “prosecution” of Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with any pre-grant proceedings and post-grant proceeding, including opposition proceedings.
(b)
Apollomics Licensed Patents; Joint Patents. Except as set forth in Section 9.2(d), as between the Parties, Apollomics shall have the sole right to prepare, file, prosecute and maintain or abandon the Apollomics Licensed Patents and Joint Patents on a worldwide basis; provided that, Apollomics shall provide Launxp International with a copy of the draft prepared for the filing of a Joint Patent in the Launxp Territory before filing any such Joint Patent, and consider in good faith comments thereto provided by Launxp International in connection with the filing thereof. Apollomics shall provide Launxp International with regular updates on the prosecution of the Apollomics Licensed Patents and Joint Patents in the Launxp Territory. Launxp International shall bear fifty percent (50%) of all costs and expenses incurred by Apollomics in the preparation, filing, prosecution and maintenance or abandonment of the Apollomics Licensed Patents and Joint Patents in the Launxp Territory. For clarity, Launxp International shall not have any rights pursuant to this Agreement with respect to any Apollomics Licensed Patents in the Apollomics Territory (including any Step-In Rights relating thereto).
(c)
Launxp Patents. Except as set forth in Section 9.2(d), as between the Parties, Launxp International shall have the sole right to prepare, file, prosecute and maintain or abandon the Launxp Patents. Launxp International shall provide Apollomics with a copy of the draft prepared for the filing of a Launxp Patent, before the filing of such Launxp Patent and will consider in good faith comments thereto provided by Apollomics in connection with the filing thereof. Launxp International shall provide Apollomics with regular updates on the prosecution of the Launxp Patents in the Field in the Launxp Territory. Launxp International shall retain final decision-making authority over Launxp Patents in the Launxp Territory.
(d)
Step-In Rights. Either Party may cease prosecution and/or maintenance of any Joint Patent that such Party is responsible for prosecuting and maintain pursuant to this Section 9.2 on a country-by-country (or Region-by-Region) basis by providing the other Party written notice reasonably in advance of such due date. If the responsible Party elects to cease prosecution or maintenance of the relevant Joint Patent in a country or Region, the other Party shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution or maintenance of such Joint Patent and in such country or Region (“Step-In Rights”); provided that Launxp International may only exercise its Step-In Rights with respect to Joint Patents in the Launxp Territory. If the other Party elects to continue prosecution or maintenance or elects to file additional applications following the responsible Party’s election to cease prosecution or maintenance pursuant to this Section 9.2(d), the responsible Party shall transfer the applicable patent files to such other Party or its designee and execute such documents and perform such acts at the responsible Party’s expense as may be reasonably necessary to allow the other Party to initiate or continue such filing, prosecution or maintenance at the other Party’s sole expense.
(e)
Cooperation. Each Party shall provide the other Party with all reasonable assistance and cooperation in the patent prosecution efforts set forth in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
9.3
Patent Term Extensions in the Launxp Territory. The JSC will discuss and recommend for which, if any, of the Patents within the Apollomics Licensed Patents, Launxp Patents and Joint Patents in the Launxp Territory the Parties should seek patent term extensions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as which Patents such extensions should be sought for: (a) Apollomics, in the case of Apollomics Licensed Patents, and (b) Launxp International, in the case of Launxp Patents and Joint Patents, shall have the final decision-making authority with respect to applying for any such patent term extension in the Launxp Territory, and will act with reasonable promptness in light of the development stage of Licensed Products to apply for any such patent term extension, where it so elects; provided, however, that if only one such Patent can obtain a patent term extension, the Parties will consult in good faith to determine which such Patent should be the subject of efforts to obtain a patent term extension, and further provided that, if a Apollomics Licensed Patent is the only Patent that is eligible for a patent term extension with respect to a Licensed Product in the Launxp Territory, Apollomics shall consult with Launxp International and act in good faith to prioritize extensions that align with Launxp International’s commercial strategy for the Launxp Territory. Each Party will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory Data and Information and executing any required authorizations to apply for such patent term extension. Both Parties agree to equally share reasonable costs incurred for activities related to Joint Patents for which patent term extensions are sought. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks patent term extensions pursuant to this Section 9.3 shall be borne by such Party.
9.4
Patent Enforcement.
(a)
Notification; Information Sharing. If either Party becomes aware of any existing or threatened infringement of any Apollomics Licensed Patent, Launxp Patent or Joint Patent (“Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement. Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit or other action to enforce the Apollomics Licensed Patents, Launxp Patent and Joint Patent against such Infringement.
(b)
Enforcement Rights.
(i)
Apollomics Licensed Patents; Joint Patents.
(A)
Apollomics shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Apollomics Licensed Patent in the Launxp Territory, at Apollomics’s cost and expense. If Apollomics elects to commence a suit or other action to enforce the applicable Apollomics Licensed Patent against such Infringement in the Launxp Territory, then Launxp International shall have the right to join such enforcement action as a co-plaintiff upon written notice to Apollomics, and the Parties shall share the cost and expense of such enforcement action equally. If Apollomics notifies Launxp International in writing that it does not intend to commence a suit or other action to enforce the applicable Apollomics Licensed Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of forty-five (45) Business Days following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, to the extent that such Infringement is resulting from a Third Party’s use or sale of a product that competes with a Licensed Product in the Field in the Launxp Territory, Launxp International shall have the right, but not the obligation, to commence such a suit or take such action, at Launxp International’s cost and expense; provided that, in the event the Person engaged in the Infringement of any Apollomics Licensed Patent in the Launxp Territory is also engaged in such Infringement in the Apollomics Territory, and Apollomics has commenced a suit to secure the abatement of such Infringement in the Apollomics Territory, then Apollomics shall promptly notify Launxp International thereof and cooperate fully to enable Launxp International to commence a suit or take the actions set forth in the preceding sentence, including sharing relevant information and providing assistance, at Apollomics’s expense, to ensure no delay or adverse impact to Launxp International’s enforcement rights. Apollomics and Launxp International shall have equal rights and obligations to bring an appropriate suit or other action against any Person engaged in the infringement of any Joint Patent in the Launxp Territory. The Parties shall mutually agree on whether to initiate enforcement action against such infringement, including sharing all relevant information and conducting discussions through the JSC to reach a decision, and (i) if both Parties mutually agree to commence a suit or other action to enforce the applicable Joint Patent, the Parties shall share the costs and expenses of such enforcement action equally unless otherwise agreed in writing; if one Party (the “Initiating Party”) elects to commence a suit or other action to enforce the Joint Patent against such infringement in the Launxp Territory without mutual agreement, the Initiating Party shall bear all costs and expenses associated with such enforcement action, unless the other Party (the “Joining Party”) agrees in writing to join the enforcement action as a co-plaintiff and share costs equally; (iii) if neither Party elects to commence a suit or other action after a period of forty-five (45) Business Days following either Party’s receipt of the notice of infringement pursuant to Section 9.4(a), either Party shall have the right, but not the obligation, to commence such a suit or take such action at its own cost and expense; (iv) any material decisions regarding settlements or resolutions involving Joint Patents in the Launxp Territory shall require mutual written agreement of the Parties through the JSC; (v) in any enforcement action involving Joint Patents, the non-initiating Party shall fully cooperate with the initiating Party, including providing all relevant information, documentation, and assistance as reasonably requested. Such cooperation shall be at the expense of the initiating Party unless otherwise agreed in writing by the Parties, and in the event of any infringement of Joint Patents in both the Launxp Territory and the Apollomics Territory, the Parties shall consult and cooperate to ensure enforcement actions in both territories are aligned and do not conflict.
(B)
Neither Party shall settle any such suit or action under 9.4(b)(i)(A) in any manner that would negatively impact the Apollomics Licensed Patents or Joint Patents or that would limit or restrict the ability of Launxp International to sell the Licensed Products in the Launxp Territory, without the prior written consent of the other Party. Both Parties agree to act in good faith to minimize any adverse impacts resulting from such settlements. For clarity, Launxp International shall not have the right to commence any such suit or action against any existing or threatened infringement of the Apollomics Licensed Patents or Joint Patents outside the Launxp Territory.
(ii)
Launxp Patents. Launxp International shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Launxp Patent, at Launxp International’s cost and expense. If Launxp International elects to commence a suit to enforce the applicable Launxp Patent against such Infringement, where such Infringement relates to the Commercialization in the Launxp Territory of unauthorized products containing the Licensed Compound, then Apollomics shall have the right to join such enforcement action upon notice to Launxp International, and in this case the Parties shall share the cost and expense of such enforcement action equally. If Launxp International notifies Apollomics that it does not intend to commence a suit to enforce the applicable Launxp Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of ninety (90) days, then Apollomics shall have the right, but not the obligation, to commence such a suit or take such action, at Apollomics’s cost and expense. In such case, Launxp International shall take appropriate actions in order to enable Apollomics to commence a suit or take the actions set forth in the preceding sentence.
(c)
Collaboration. Each Party shall provide to the Party bringing a claim, suit or action under Section 9.4(b) (the “Enforcing Party”) with reasonable assistance in such enforcement, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.
(d)
Expenses and Recoveries. The Enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action, except that the Parties shall share equally the cost and expense of the enforcement action when Apollomics is the Enforcing Party and Launxp International elects to join the enforcement action. If the Enforcing Party recovers monetary damages in such claim, suit or action brought under Section 9.4(b), such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be shared by the Parties as follows:

(i)
if (A) Apollomics is the Enforcing Party under Section 9.4(b)(i)(A) and Launxp International elects to join the enforcement action and share the cost and expenses related thereto, or (B) Launxp International is the Enforcing Party under Section 9.4(b)(ii) and Apollomics elects to join the enforcement action and share the cost and expenses related thereto: [***];
(ii)
if Apollomics is the Enforcing Party (A) under Section 9.4(b)(i)(A) and Launxp International does not elect to join the enforcement action and share the cost and expenses related thereto, or (B) under Section 9.4(b)(ii): [***]; and
(iii)
if Launxp International is the Enforcing Party (A) under Section 9.4(b)(ii) and Apollomics does not elect to join the enforcement action and share the cost and expenses related thereto, or (B) under Section 9.4(b)(i)(A): [***].
9.5
Third Party Infringement Claims. If the Manufacture, use or sale of the Licensed Products in the Field in the Launxp Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Apollomics or Launxp International (or their respective Affiliates, licensees or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. Subject to Article 11, the Party for which the Infringement Action is brought against (the “Accused Party”) shall have the right to direct and control the defense of such Infringement Action, at its own expense with counsel of its choice; provided, however, that the other Party may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice. In any event, the Accused Party agrees to keep the other Party reasonably informed of all material developments in connection with any such Infringement Action for which the Accused Party exercises its right to direct and control the defense. The Accused Party agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Subject to Article 11, if the Accused Party does not exercise its right to direct and control the defense of an Infringement Action that is brought against the other Party, then the other Party shall have such right and it shall agree to keep the Accused Party reasonably informed of all material developments in connection with such Infringement Action and it shall not settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would materially adversely affect the rights or interests of the Accused Party, without the prior written consent of the Accused Party, which shall not be unreasonably withheld or delayed.
9.6
Trademarks.
(a)
Subject to the terms and conditions herein, as between Apollomics and Launxp International, Apollomics shall have the sole authority to select trademarks and other names to be used and registered with respect to the Licensed Product in the Launxp Territory and shall own all such trademarks and names, including all goodwill and rights therein.
(b)
Notwithstanding anything to the contrary, to the extent required by applicable Laws, (i) Launxp International may include Apollomics’s name and corporate logo on the Licensed Product label, packaging, promotional/marketing materials to indicate that the Licensed Product is in-licensed from Apollomics, and shall display Apollomics’s name and corporate logo with equal prominence and comparable size, resolution, print quality, and location, as instructed by Apollomics from time to time, as Launxp International’s name and corporate logo is displayed, and (ii) Apollomics hereby grants to Launxp International a non-exclusive, fully paid-up, royalty free, sublicensable license to use Apollomics’s name and corporate logo for the Commercialization of the Licensed Product in the Launxp Territory, to the extent consistent with the foregoing.
Article 10

Representations And Warranties; covenants
10.1
Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:
(a)
Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;
(b)
Corporate Power, Authority and Binding Agreement. As of the Effective Date: (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally;
(c)
No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Development Plan and the license to be granted pursuant to this Agreement: (i) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;
(d)
No Violation. Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;
(e)
No Debarment. Neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable applicable Laws outside the U.S. and is not the subject of any pending or threatened debarment or disqualification proceedings or other notice of non-compliance or enforcement action by any Regulatory Authority.
(f)
Consents. To such Party’s knowledge, all authorization, consent, and approval of any Third Party, and license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority necessary for the: (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby have been obtained by such Party.
10.2
Additional Representations and Warranties of Apollomics. Except as set forth in the SEC Documents with respect to the Licensed Compound (or as otherwise publicly disclosed), Apollomics represents and warrants to Launxp International that, to Apollomics’s knowledge as of the Effective Date:
(a)
Title; Encumbrances. (i) It solely Controls the Apollomics Licensed Patents and otherwise has sufficient legal and/or beneficial title or ownership or license with respect to the Apollomics Technology, as necessary to grant the licenses to Launxp International as purported to be granted pursuant to this Agreement, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind, and (ii) no Third Party has taken any action before the United States Patent and Trademark Office, or any counterpart thereof outside the U.S., claiming legal and/or beneficial title or ownership or license of any Apollomics Technology;
(b)
Notice of Infringement or Misappropriation. It has not received any written notice from any Third Party asserting or alleging that: (i) any research, development, manufacture, or commercialization of a Licensed Product by Apollomics prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) the Development, Manufacture, or Commercialization of the Licensed Products in the Launxp Territory would infringe or misappropriate the intellectual property rights of such Third Party;
(c)
Non-Infringement of Rights by Third Parties. No Third Party is infringing or has infringed any Apollomics Licensed Patent;
(d)
Non-Assertion by Third Parties. No Third Party has asserted in writing that the issued patents within the Apollomics Licensed Patents are invalid or unenforceable;
(e)
No Proceeding. It is not a party to any pending or threatened litigation, arbitration, or other legal proceedings, for the Apollomics Licensed Patents, the Licensed Compound, or the Licensed Product;
(f)
Prosecution of Apollomics Licensed Patents. All maintenance fees, annuity payments, and similar payments relating to the Apollomics Licensed Patents in the Launxp Territory have been made in a timely manner and no such fees or payments will become overdue within six (6) months of the Effective Date;
(g)
Compliance with Patent Laws. Apollomics has complied with all applicable Laws in connection with the prosecution of the Apollomics Licensed Patents, including the duty of candor owed to any patent office pursuant to such Laws; and
10.3
Additional Representations and Warranties of Launxp International. Launxp International represents and warrants to Apollomics that, to Launxp International’s knowledge as of the Effective Date, Launxp International does not Control any Patent that is necessary to make, use, import, offer for sale or sell Licensed Products in the Field.

10.4
Compliance with Laws.
(a)
Each Party shall, and shall ensure that its Affiliates and their respective Sublicensees will, comply in all respects with Proper Conduct Practices, and all applicable Laws in the Development, Manufacturing, and Commercialization of Licensed Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.
(b)
Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of any applicable Laws (including Anti-Corruption Laws) in connection with its performance under this Agreement or the Development or Commercialization of any Licensed Product hereunder. In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in Section 10.4(a), such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.
(c)
Notwithstanding the foregoing, each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to audit the other Party’s books and records in the event that a suspected violation of any Anti-Corruption Law needs to be investigated (in such Party’s reasonable, good-faith discretion). Such audit shall be conducted by such Party’s audit team comprised of qualified auditors who have received anticorruption training. For clarity, a credible finding, after a reasonable investigation, of any breach of Section 10.4(a) or 10.4(b) with respect to any Anti-Corruption Law, shall be deemed a material breach of this Agreement and allow the non-breaching Party to terminate this Agreement in accordance with Section 13.4.
10.5
Additional Covenants. In addition to any covenants made by Launxp International elsewhere in this Agreement:
(a)
Launxp International hereby covenants to Apollomics that neither Launxp International nor any of its Affiliates or permitted Sublicensees, will knowingly employ or use the services of any Person who is debarred or disqualified under the Act, or comparable applicable Laws outside the U.S., in connection with activities relating to any Licensed Product; and in the event that Launxp International becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Launxp International or any of its Affiliates with respect to any activities relating to any Licensed Product, Launxp International will immediately notify Apollomics in writing and Launxp International will cease, or cause its Affiliate take Commercially Reasonable Efforts to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product;
(b)
Launxp International hereby covenants to Apollomics that neither Launxp International nor any of its Affiliates, nor any of their respective employees shall use any confidential information obtained from any Third Party (including any prior employer) to which such Launxp International or any of its Affiliates, or any of their respective employees has a duty to keep in confidence such information, directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement, unless consented to in writing by such Third Party.

10.6
No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. FOR CLARITY AND WITHOUT LIMITING THE FOREGOING; PROVIDED THAT NOTHING IN THIS SECTION SHALL LIMIT A PARTY’S LIABILITY FOR FRAUDULENT MISREPRESENTATION. APOLLOMICS MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE LICENSED PRODUCTS OR APOLLOMICS TECHNOLOGY EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10.
Article 11

Indemnification
11.1
Indemnification by Apollomics. Apollomics shall defend, indemnify, and hold Launxp International and its Affiliates and their respective officers, directors, employees, and agents (the “Launxp Indemnitees”) harmless from and against any and all losses, damages, liabilities, actually incurred expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any Launxp Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (collectively, “Claims”) arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of Licensed Products in the Launxp Territory by or on behalf of Apollomics or its Affiliates prior to the Effective Date, (b) the Development, Manufacture, or Commercialization of Licensed Products in the Apollomics Territory, (c) the breach of any of Apollomics’s obligations under this Agreement, including Apollomics’s representations, warranties or covenants set forth herein, or (d) the willful misconduct or negligent acts of any Apollomics Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Launxp Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Apollomics’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Launxp International is obligated to indemnify the Apollomics Indemnitees under Section 11.2.
11.2
Indemnification by Launxp International. Launxp International shall defend, indemnify, and hold Apollomics and its Affiliates and their respective officers, directors, employees, and agents (the “Apollomics Indemnitees”) harmless from and against any and all Losses to which any Apollomics Indemnitee may become subject as a result of any Claims arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of Licensed Products by or on behalf of Launxp International or its Affiliates or permitted Sublicensees on or after the Effective Date (except to the extent that any such activities are conducted by or on behalf of Apollomics or its Affiliates) (including any Infringement Actions), (b) the breach of any of Launxp International’s obligations under this Agreement, including Launxp International’s representations, warranties, or covenants set forth herein and its covenants set forth herein, or (c) the willful misconduct or negligent acts of any Launxp Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Apollomics Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Launxp International’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Apollomics is obligated to indemnify the Launxp Indemnitees under Section 11.1.
11.3
Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11. Notwithstanding anything contained in this Section 11.3, the provisions of Section 9.5 shall govern the defense of any Infringement Actions. Additionally, in the event that Apollomics has elected to defend any such Infringement Action, then Launxp International shall not be obligated to indemnify Apollomics for any Claims related to such Infringement Action; rather, the Parties shall share equal responsibility for any Losses resulting therefrom on a proportional basis, reflecting the relative benefits to each Party arising from the defense or resolution of such Infringement Action.
11.4
Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12, provided that LAUNXP INTERNATIONAL’S AND Apollomics’s indemnification obligations with respect to all claims hereunder shall be capped at THREE TIMES (3X) the aggregate amount of the upfront and one-time payments and the royalties under Sections 8.1, 8.2, 8.3 OWED by Launxp International to Apollomics AS OF THE DATE OF SUCH CLAIM, EXCEPT THAT THE FOREGOING LIABILITY LIMIT SHALL NOT APPLY TO THE INDEMNIFYING PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS.

11.5
Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non‑renewal or material change in such insurance.
Article 12

Confidentiality
12.1
Confidentiality. Each Party agrees that, during the Term and for a period of ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:
(a)
was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;
(d)
was disclosed to the receiving Party or its Affiliate without any confidentiality obligations by a Third Party who, to the Party’s knowledge, had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or
(e)
was independently discovered or developed by the receiving Party or its Affiliate without use of or reference to the other Party’s Confidential Information, as evidenced by a contemporaneous writing.
12.2
Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a)
such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated herein; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Product; or (iii) for the prosecuting or defending litigation as contemplated herein;

(b)
such disclosure is reasonably necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees or Sublicensees, and, solely with respect to Apollomics, including Apollomics Partners and Upstream Licensors, in each case, on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights hereunder; provided that in each case, the disclosees are bound by written obligations of confidentiality at least as stringent as those contained in this Agreement; or
(c)
such disclosure is reasonably necessary to comply with applicable Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges, court order, administrative subpoena or order; and
(d)
solely with respect to the terms of this Agreement and excluding disclosure of any other Confidential Information, such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a), 12.2(c) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to so, and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

12.3
Publicity; Terms of Agreement.
(a)
The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3.
(b)
If either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give the proposed text of such disclosure to the other Party reasonably in advance (but in any case no less than three (3) Business Days prior to the disclosure) for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld or delayed. A Party commenting on such a proposed disclosure shall provide its comments, if any, within three (3) Business Days after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements). In addition, where required by applicable Law, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval in the Launxp Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, including the results of any Clinical Trial of Licensed Products, whether in the Launxp Territory or the Apollomics Territory; provided that such Party shall provide the proposed text of such disclosure to the other Party at least one (1) Business Day in advance, and the other Party shall provide its comments thereto within such one (1) Business Day. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary. Neither Party shall disclose any information regarding the terms of this Agreement without the prior written consent of the other Party if such disclosure goes beyond what was previously approved or publicly disclosed by either Party in accordance with this Section 12.3.
(c)
The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under applicable Laws a copy of this Agreement with Governmental Authorities, including, without limitation, the SEC. Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and uses reasonable efforts to protect the confidentiality of such terms to the fullest extent permitted by applicable Law. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.
12.4
Technical Publication. Neither Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement or otherwise pertaining to the Development of the Licensed Compound or Licensed Products in the Field in the Launxp Territory, without the opportunity for prior review and comment by the other Party in accordance with this Section 12.4, except to the extent required by applicable laws. A Party seeking publication shall provide the other Party the opportunity to review and comment on any such proposed publication at least five (5) calendar days for abstracts ten (10) calendar days for manuscripts prior to its intended submission for publication. The other Party shall provide the Party seeking publication with its comments in writing, if any, within three (3) calendar days for abstracts and seven (7) calendar days for manuscripts after receipt of such proposed publication. The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication. Further, if Apollomics reasonably determines and notifies Launxp International that a proposed publication is reasonably likely to result in Adverse Risk in the Apollomics Territory, Launxp International shall not submit such publication unless and until the Parties agree to a proposal to mitigate such Adverse Risk. If no agreement is reached within seven (7) calendar days, Launxp International may proceed with submission of the publication, provided that all Apollomics Confidential Information has been removed. In addition, the Party seeking publication shall delay the submission for a period up to thirty (30) calendar days in the event that the other Party can demonstrate reasonable need for such delay for the preparation and filing of a patent application. If the other Party fails to provide its comments to the Party seeking publication within the specified time frame, the requesting Party shall provide a reminder within two (2) calendar days, and if no response is received within an additional three (3) calendar days, such other Party shall be deemed to not have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 12.4. The Party seeking publication shall provide the other Party a copy of the manuscript at the time of the submission. Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications in accordance with scientific practices.

12.5
Equitable Relief. Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.
Article 13

Term And Termination
13.1
Term. The term of this Agreement (as renewed from time to time, the “Term”) shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the tenth (10th) anniversary of the Effective Date, provided that thereafter, the Agreement will automatically renew for subsequent one (1) year term unless either Party provides the other Party with thirty (30) days prior written notice that it does not desire to renew this Agreement.
13.2
Termination by Launxp International. Launxp International may terminate this Agreement in its entirety or on a Region-by-Region and/or Licensed Product-by-Licensed Product basis, by providing written notice to Apollomics under the following circumstances:
(a)
if any material regulatory restriction in the Launxp Territory prevents or materially delays the continued Development or Commercialization of the Licensed Products, Launxp International may terminate this Agreement with immediate effect upon written notice to Apollomics.
(b)
if Launxp International, after exercising Commercially Reasonable Efforts, determines that it is no longer commercially viable to continue the Development or Commercialization of the Licensed Products in the Launxp Territory, Launxp International may terminate this Agreement upon providing ninety (90) days prior written notice to Apollomics.
(c)
if a force majeure event affecting Apollomics and/or its Affiliates continues for more than one hundred twenty (120) days and materially impacts Apollomics’s ability to perform its obligations under this Agreement, Launxp International may terminate this Agreement upon written notice to Apollomics.
13.3
Termination by Apollomics. Apollomics may terminate this Agreement, in its entirety or on a Licensed Product-by-Licensed Product or Region-by-Region basis, by providing written notice to Launxp International under the following circumstances:
(a)
if Launxp International ceases all Development (including all regulatory activities) and all Commercialization of Licensed Products (including through Sublicensees and contractors) in the Launxp Territory for a period of twelve (12) or more consecutive months prior to Commercialization, and six (6) months post-Commercialization.
(b)
Apollomics may terminate this Agreement upon written notice to Launxp International upon sixty (60) days’ prior written notice to Launxp International, if Launxp

International fails to Initiate the Clinical Trial in a timely matter pursuant to Section 4.1(b), provided that the Parties shall coordinate and explore alternative solutions in good faith via the JSC prior to the termination by Apollomics pursuant to this Section 13.2(b) and the 60-day advanced termination notice period shall be tolled during the time when the Parties are exploring alternative solutions via the JSC.
(c)
Apollomics may terminate this Agreement in its entirety upon thirty (30) days’ prior written notice to Launxp International, if Launxp International or its Affiliates or their respective permitted Sublicensees (directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability or scope of any Apollomics Licensed Patent, unless during such thirty (30)-day period the subject challenge is permanently dismissed or withdrawn and is not thereafter reinstituted or continued; provided that in the event a permitted Sublicensee of Launxp International initiates such challenge, Apollomics may not terminate this Agreement if: (i) Launxp International successfully causes such Sublicensee to abort such challenge within such thirty (30)-day period; or (ii) Launxp International: (A) provides Apollomics a written notice of its intent to terminate its sublicense with such Sublicensee within such thirty (30)-day period; and (B) successfully terminates such sublicense within such thirty (30)-day period.
13.4
Termination for Breach. Each Party shall have the right, on a Region-by-Region and/or Licensed Product-by-Licensed Product basis, to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within thirty (30) days (or ninety (90) days in case that the breaching Party is making Commercially Reasonable Effort to cure such material breach) from the date of such notice; provided that, if either Party disputes: (a) whether such material breach has occurred; or (b) whether the defaulting Party has cured such material breach, the Parties agree to resolve the dispute as expeditiously as possible under Article 14.
13.5
Termination Due to Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country, Region or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.
13.6
Effect of Termination. Upon any termination of this Agreement, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination), provided that, in the event such termination is limited to a specific Region or Licensed Product, then the following shall only apply to such Region or Licensed Product:
(a)
Licenses. All licenses and other rights granted by Apollomics to Launxp International under this Agreement shall automatically and immediately terminate. Apollomics shall have a reversion of all rights previously licensed to Launxp International hereunder for which the relevant licenses have terminated on a fully paid-up and royalty-free basis, itself or with or through an Affiliate or Third Party, to Develop and Commercialize the Licensed Products in the Field in the Launxp Territory at Apollomics’s discretion, provided that Apollomics’s exercise of reversionary rights shall be subject to compliance with applicable Laws and ethical industry standards, and shall not adversely affect Launxp International’s pre-existing obligations to patients or Regulatory Authorities as required under the applicable Laws. Notwithstanding the foregoing, Launxp International retains rights to any independent improvements or modifications it developed to Licensed Products that do not rely upon or incorporate Apollomics’s intellectual property and that relate solely to EGFRi.
(b)
Wind-Down. At Apollomics’s reasonable request, Launxp International will: (i) responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going Clinical Trials for which it has responsibility hereunder in which patient dosing has commenced, (ii) transfer to Apollomics of its designee such Clinical Trial to the extent permitted under applicable Laws and accepted pharmaceutical industry norms and ethical practices; or (iii) if reasonably practicable and not adverse to patient safety, complete such Clinical Trials.
(c)
Regulatory Materials; Data. Launxp International shall: (i) provide and assign to Apollomics or its designee all Regulatory Materials, including Regulatory Approvals, for the Licensed Products to the extent possible under applicable Law in the Launxp Territory; (ii) promptly provide to Apollomics all Data (to the extent not already provided to Apollomics), including pharmacovigilance data, generated by or on behalf of Launxp International; and (iii) promptly return or destroy, at Apollomics’s election, all Confidential Information of Apollomics.
(d)
Trademarks. Upon Apollomics’s written request, Launxp International shall grant to Apollomics, effective as of the date of such request, an exclusive, transferable, fully paid-up, royalty-free, sublicensable license to use Launxp International’s trademarks in connection with the Commercialization of Licensed Products in the Field in the Launxp Territory. Such use shall be subject to Apollomics’s compliance with trademark usage standards specified by Launxp International to protect the goodwill associated with Launxp International’s trademarks. Apollomics shall pay a reasonable license fee for the use of Launxp International’s trademarks, as agreed upon in good faith by the Parties.
(e)
Transition Assistance. Upon Apollomics’s reasonable request: (i) Launxp International shall provide such assistance as may be reasonably necessary or useful for Apollomics to continue the Development and Commercialization of Licensed Products in the Launxp Territory, to the extent Launxp International or its Affiliate is then performing or having performed such activities, including upon the reasonable request of Apollomics, assigning (to the extent Launxp International has rights to assign) or using Commercially Reasonable Efforts to amend as appropriate any agreements or arrangements Launxp International or its Affiliate have with any Third Party for the Development, distribution, sale or otherwise Commercialization of Licensed Products; and (ii) Launxp International shall provide Apollomics with copies of any promotional and marketing materials generated by or on behalf of Launxp International with respect to Licensed Products prior to the effective date of termination. Apollomics shall reimburse Launxp International for reasonable, documented costs incurred in performing the transition assistance activities set forth in clauses (i) and (ii). Launxp International shall have the right to review and approve any proposed assignments or amendments to Third Party agreements before execution to ensure feasibility and compliance with pre-existing obligations.

(f)
Inventory. Upon any termination of this Agreement, Apollomics shall have the right, but not the obligation, to purchase any and all of the inventory of Licensed Products held by Launxp International or its Affiliates as of the date of termination, at a price equal to the transfer price paid by Launxp International to Apollomics for such inventory. Apollomics shall exercise this right within thirty (30) days of receiving an inventory report from Launxp International.
13.7
Survival. Any expiration or termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Articles 1 (Definitions, as applicable), 11 (Indemnification), 12 (Confidentiality), 14 (Dispute Resolution), and 15 (Miscellaneous), and Sections 2.4 (No Implied Licenses), 2.6 (Compliance with Upstream Licenses), 8.5 (Payment Method; Foreign Exchange), 8.6 (Interest on Late Payments), 8.7 (Records; Audits), 8.8 (Taxes), 9.1 (Ownership; License Grants), 10.6 (No Other Representations or Warranties), 13.6 (Effects of Termination), 13.7 (Survival) and 13.8 (Termination Not Sole Remedy).
13.8
Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
Article 14

Dispute Resolution
14.1
Disputes; Internal Resolution. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, except as otherwise provided in Section 3.2(d), if a dispute arises under or relates to this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to a senior executive of each of Apollomics (or one of its Affiliates) and Launxp International (each, an “Executive Officer”) for attempted resolution by good faith negotiations within thirty (30) days after notice referring to the dispute is received. If the dispute is not resolved within such thirty (30) days by the Executive Officers, then the dispute shall be resolved by arbitration in accordance with Section 14.2 and thereafter neither Party shall have any further obligation under this Section 14.1. Notwithstanding the foregoing, and without waiting for the expiration of any such thirty (30)-day periods, each Party shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of such Party.
14.2
Arbitration. All disputes arising out of or in connection with this Agreement, including any questions regarding its formation, existence, validity or termination, or the scope or applicability of this agreement to arbitrate, shall be finally settled under the Rules of the Singapore International Arbitration Centre by a tribunal comprised of three arbitrators. Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within fifteen (15) days after the second arbitrator’s appointment.
(a)
The seat, or legal place, of arbitration shall be the Republic of Singapore. The language of the arbitration shall be English. The arbitral award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Judgment on the award may be entered in any court of competent jurisdiction.
(b)
Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.
(c)
The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.
14.3
Governing Law. This Agreement shall be governed by and construed under, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, the laws of the State of New York, without giving effect to any choice of law rules or principles. The United Nations Convention on International Contracts on the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.
Article 15

Miscellaneous
15.1
Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2
Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, action or inaction of any Governmental Authority, and failure of plant or machinery. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.
15.3
Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Apollomics:

Apollomics, Inc.

989 E. Hillsdale Blvd., Suite 220,

Foster City, California 94404, USA

Attn: CEO & CFO

with copies to (which shall not constitute notice):

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention: Geoff Kuziemko

If to Launxp International:

Rm. A214, 2F., No. 2, Sec. 2, Shengyi Rd., Zhubei City, Hsinchu County 302058, Taiwan (R.O.C.)

[***]
Attn: Jerry Yen

with copies to (which shall not constitute notice):

LCS & Partners

5F., No. 8, Sec. 5, Sinyi Rd., Taipei City110013, Taiwan (R.O.C.)
[***]
Attn: Alex Yeh, Avocat

15.4
No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.
15.5
Assignment; Change of Control.
(a)
Subject to Sections 15.5(b) and 15.5(c), neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment without the other Party’s consent to: (i) an Affiliate of such Party; or (ii) in connection with a Change of Control, in either case of (i) or (ii), with prior written notice to the other Party.
(b)
Notwithstanding Section 15.5(a), Apollomics may assign its rights to receive payments under this Agreement, including any royalties under Section 8.3, without consent from Launxp International and with subsequent notice received within ten (10) days after such assignment is effective. Such assignment shall not impose additional administrative burdens or increase payment obligations on Launxp International beyond those set forth in this Agreement, and Apollomics shall remain responsible for ensuring compliance with the payment terms herein.
(c)
Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Sections 15.5(a) and 15.5(b) shall be null, void and of no legal effect.
15.6
Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate. For the avoidance of doubt, Launxp International’s payment obligations under this Agreement may be fulfilled by Launxp International or any of its Affiliates, and any such payments shall be treated as if made by Launxp International directly.
15.7
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.8
Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitral tribunal constituted in accordance with Section 14.2, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.9
No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
15.10
Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
15.11
English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
15.12
Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

In Witness Whereof, the Parties have executed this Collaboration and License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Apollomics Inc. By:/s/ Guo-Liang Yu Name: Guo-Liang Yu Title: Chief Executive Officer	Launxp International Co., Ltd. By: /s/ Chiu-Heng Chen Name: Chiu-Heng Chen Title: Chairman and President

[Signature Page to Collaboration and License Agreement]

List of Exhibits

Exhibit A Asia Definition

Exhibit B: Upstream Licenses

Exhibit C: Technology Transfer Plan

Exhibit D: Data Exchange

Exhibit A

Asia Definition

[***]

Exhibit B

Upstream Licenses

[***]

Exhibit C

Technology Transfer Plan

[***]

Exhibit D

Data Exchange

[***]